UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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Extreme Networks, Inc.

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September 22, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Extreme Networks, Inc. to be held on Thursday, November 5, 2020 at 11:00 am Eastern Time.  This year’s Annual Meeting of Stockholders will be a virtual, live audio meeting of stockholders.  All references herein to our “Annual Meeting of Stockholders” or “Annual Meeting” refers to our virtual Annual Meeting of Stockholders.

Details of business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Accompanying this Proxy Statement is the Company’s 2020 Annual Report to Stockholders.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and, more importantly, reducing the environmental impact of the Annual Meeting. On or about September 22, 2020, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Whether or not you plan to attend our Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or, if you have received a paper copy of your proxy materials by mail, by completing, signing, dating and returning your proxy card in the envelope provided.

If you have any further questions concerning the Annual Meeting or any of the proposals, please contact Stan Kovler, our Vice President of Corporate Strategy and Investor Relations, at (919) 595-4196. We look forward to your attendance at the Annual Meeting.

Yours Truly,

Edward B. Meyercord
President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 5, 2020

TO THE STOCKHOLDERS:

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Extreme Networks, Inc. will be held on Thursday, November 5, 2020 at 11:00 am Eastern Time. This year’s Annual Meeting of Stockholders will be a virtual, live audio meeting of stockholders.  In order to participate online you must register before the meeting at www.proxyvote.com, or during the meeting at www.virtualshareholdermeeting.com/EXTR2020, with the 16-digit code printed in the box marked by the arrow on your proxy materials and follow the on-screen instructions. Once registered, you will be able to attend the meeting online where you will be able to listen to the meeting live and vote.

1.	Elect seven directors to the Board of Directors for a one-year term;

2.	Hold an advisory vote to approve our named executive officers’ compensation;

3.	Ratify the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending June 30, 2021;

4.	Ratify Amendment No. 8 to the Company’s Amended and Restated Rights Agreement, which extends that agreement through May 31, 2021; and

5.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors recommends a vote “FOR” each of the nominees in Item 1, “FOR” Items 2, 3, and 4. Stockholders of record at the close of business on September 14, 2020 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. Commencing ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our offices located at 6480 Via Del Oro, San Jose, California 95119.

BY ORDER OF THE BOARD OF DIRECTORS,

Katayoun (“Katy”) Motiey Chief Administrative and Sustainability Officer and Corporate Secretary

San Jose, California

September 22, 2020

YOUR VOTE IS IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote online at the virtual meeting even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON November 5, 2020: This Proxy Statement and the financial and other information concerning Extreme Networks contained in our Annual Report to Stockholders for the fiscal year ended June 30, 2020 are available on the Internet and may be viewed at www.proxyvote.com, where you may also cast your vote.

TABLE OF CONTENTS

TO THE PROXY STATEMENT

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EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors, or our Board, is soliciting your proxy for the 2020 Annual Meeting of Stockholders to be held on Thursday November 5, 2020, or at any postponements or adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and related materials are first being made available to stockholders on or about September 22, 2020. References in this proxy statement to the “Company,” “we,” “our,” “us” and “Extreme Networks” are to Extreme Networks, Inc., and references to the “Annual Meeting” are to the 2020 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on June 30. This proxy statement covers our 2020 fiscal year, which was from July 1, 2019 through June 30, 2020 (“fiscal 2020”).

Who May Vote, Record Date, Admission to Meeting

Only holders of record of the Company’s common stock at the close of business on September 14, 2020 (the “Record Date”) will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. As of the Record Date, 122,917,092 shares of common stock were outstanding and entitled to vote. You are entitled to one vote for each share you hold.

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial owner of our common stock as of the Record Date, or if you hold a valid legal proxy for the Annual Meeting. To request a legal proxy, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions.

If your shares are registered in the name of a broker, bank or other nominee, you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement or voting instruction form provided by your record holder, or other similar evidence of ownership, as well as picture identification, for admission. If you wish to be able to vote in person (virtually) at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of elections together with your ballot at the Annual Meeting. You may vote online at the 2020 Annual Meeting by attending the 2020 Annual Meeting online. To attend the 2020 Annual Meeting online, you must register before the meeting at www.proxyvote.com, or during the meeting at www.virtualshareholdermeeting.com/EXTR2020, with the 16-digit code printed in the box marked by the arrow on your proxy materials and follow the on-screen instructions. You can vote by mail by requesting a paper copy of the proxy materials, which will include a proxy card.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but cannot vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to such shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of selection of auditors. Non-routine matters include the election of directors and amendments to or the adoption of stock plans.

Quorum

Our bylaws provide that a majority of the shares of our common stock issued and outstanding and entitled to vote at the meeting as of the Record Date must be represented at the meeting, either in person (virtually) or by proxy, to constitute a quorum for the transaction of business at the meeting, except to the extent that the presence of a larger number may be required by law. Your shares will be counted towards the quorum only if you submit a valid proxy, if your broker, banker or other nominee submits a proxy on your behalf, or if you vote in person (virtually) at the virtual meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum.

“Notice and Access” Model

The SEC’s proxy rules set forth how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following options for making proxy materials available to stockholders: (i) the full set delivery option; or (ii) the notice only option. A company may use a single method for all its stockholders, or use the full set delivery option for some stockholders and the notice only option for others.

Under the full set delivery option, a company delivers all proxy materials to its stockholders by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to stockholders, the company must post all proxy materials on a publicly accessible web site (other than the SEC’s web site) and provide information to stockholders about how to access that web site and the hosted materials. Under the notice only option, instead of delivering its proxy materials to stockholders, the company delivers a “Notice of Internet Availability of Proxy Materials” that outlines (i) information regarding the date and time of the meeting of stockholders, as well as the items to be considered at the meeting; (ii) information regarding the web site where the proxy materials are posted; and (iii) various means by which a stockholder can request printed or emailed copies of the proxy materials.

In connection with our 2020 Annual Meeting, we have elected to use the notice only option. Accordingly, you should have received a notice by mail, unless you requested a full set of materials from prior mailings, instructing you how to access proxy materials at www.proxyvote.com and providing you with a control number you can use to vote your shares. You may request that the Company also deliver to you printed or emailed copies of the proxy materials.

All shares represented by a valid proxy, timely submitted to the Company, will be voted. Where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. If your shares are registered under your own name, you may revoke your proxy at any time before the Annual Meeting by (i) delivering to the Corporate Secretary at the Company’s headquarters either a written instrument revoking the proxy or a duly executed proxy with a later date, or (ii) attending the virtual Annual Meeting and voting online. If you hold shares in street name, through a broker, bank or other nominee, you must contact the broker, bank or other nominee to revoke your proxy.

Vote Required to Adopt Proposals

The holder of each share of the Company’s common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. The director nominees who receive the highest number of “For” votes will be elected as directors. All other matters shall be determined by a majority of the votes cast affirmatively or negatively on the matter.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the advisory vote to approve our named executive officers’ compensation, the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2021, or the ratification of Amendment No. 8 to our Amended and Restated Rights Agreement.

If you are a beneficial owner and hold your shares in “street name,” it is critical that you cast your vote if you want it to count in the election of directors and with respect to the other proposals included in this proxy. The rules governing brokers, banks and other nominees who are voting with respect to shares held in street name provide such nominees the discretion to vote on routine matters, but not on non-routine matters. Routine matters to be addressed at the Annual Meeting include the ratification of auditors. Non-routine matters include the election of directors, the advisory vote to approve our named executive officers’ compensation, and the ratification of Amendment No. 8 to our Amended and Restated Rights Agreement. Banks and brokers may not vote on these non-routine matters if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting.

Voting Instructions

If you complete and submit your proxy card or the voting instruction card provided by your broker, bank or other nominee, the persons named as proxies will follow your instructions. If you do not direct how to vote on a proposal, the persons named as proxies will vote as the Board recommends on that proposal. Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record:    You may vote by proxy, over the Internet or by telephone. Please follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card you received. You may also vote online at the Annual Meeting by attending the Annual Meeting online. To attend the Annual Meeting online, you must register online at www.proxyvote.com, or during the meeting at www.virtualshareholdermeeting.com/EXTR2020, with the 16-digit code printed in the box marked by the arrow on your proxy materials and follow the on-screen instructions.

Beneficial Stockholders:    Your broker, bank or other nominee will provide you with a voting instruction card for your use in instructing it how to vote your shares. Since you are not the stockholder of record, you may not vote your shares online at the virtual Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee, or by requesting one on www.proxyvote.com.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Standard Time, on November 4, 2020. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed on your proxy card, or by delivering written instructions to the Corporate Secretary at the Company’s headquarters before the Annual Meeting. Attendance at the virtual Annual Meeting will not cause your previously voted proxy to be revoked unless you specifically request revocation or vote online at the virtual Annual Meeting. If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with the nominees directions, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting online.

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each nominee for director;
•	“FOR” the approval of our named executive officers’ compensation;
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for our fiscal year ending June 30, 2021; and
•	“FOR” the ratification of the extension of the term of the Amended and Restated Shareholder Rights Plan to May 31, 2021;

If any other matter is properly presented at the 2020 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable expenses in so doing. We may use the services of our officers, directors and other employees to solicit proxies, personally or by telephone, without additional compensation. The Company has engaged Okapi Partners to assist in the solicitation of proxies and provide related advice, informational support, and outreach for a services fee and the reimbursement of customary disbursements that are not expected to exceed $26,000 in the aggregate.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will report final results in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The terms of our current directors expire upon the election and qualification of the directors to be elected at the 2020 Annual Meeting. The Board has nominated seven persons for election at the Annual Meeting to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Our Board’s nominees for election at the 2020 Annual Meeting are Edward B. Meyercord, Ingrid J. Burton, Charles P. Carinalli, Kathleen M. Holmgren, Raj Khanna, Edward H. Kennedy, and John C. Shoemaker, all of whom are presently directors of Extreme Networks.

Please see below under the heading “Board of Directors” for information concerning the nominees. If elected, each nominee will serve as a director until the Annual Meeting of stockholders in 2021 and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Each nominee has indicated to us that he or she will serve if elected. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a director. However, if a nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for a substitute nominee designated by the Nominating, Governance and Social Responsibility Committee or our Board.

Vote Required and Board of Directors Recommendation

The persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the 2020 Annual Meeting will be elected to the Board, provided a quorum is present. Votes “For”, votes to “Withhold” authority, and “Broker Non-Votes” will each be counted as present for purposes of determining the presence of a quorum, but broker non-votes will have no effect on the outcome of the election. If you sign and return a proxy card without giving specific voting instructions as to the election of any director, your shares will be voted in favor of the nominees recommended by our Board.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS

The following table provides biographical information for each nominee to our Board of Directors.

Name	Age	Director Since
John C. Shoemaker, Director and Chairman of the Board	77	2007
Edward B. Meyercord, Director, President, and Chief Executive Officer	55	2009
Ingrid J. Burton, Director	58	2019
Charles P. Carinalli, Director	72	1996
Kathleen M. Holmgren, Director	62	2015
Edward H. Kennedy, Director	65	2011
Raj Khanna, Director	74	2014

There are no family relationships among any of our directors or executive officers.

The biography of each of our director nominees below contains information regarding the person’s service as a director, business experience, other director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, and the experiences, qualifications, attributes or skills that caused the Nominating, Corporate Governance and Social Responsibility Committee and our Board to determine that the person should serve as a director.

Nominees for Election at 2020 Annual Meeting

Edward B. Meyercord. Mr. Meyercord has served as our Chief Executive Officer and President and as a member of our board since April 2015. Mr. Meyercord joined our Board of Directors as an independent director in October 2009 and served as Chairman from March 2011 until August 2015. Prior to assuming his operating role at Extreme Networks in April 2015, Mr. Meyercord was Chief Executive Officer and Director at Critical Alert Systems, LLC, a privately held software-driven, healthcare information technology company that he co-founded in July 2010. Prior to that, Mr. Meyercord served as Chief Executive Officer, President and Director of Cavalier Telephone, LLC, a privately held voice, video and data services company from 2006 to 2009. He served as Chief Executive Officer, President and Director of Talk America Holdings, Inc., a publicly traded company that provided phone and internet services to consumers and small businesses throughout the United States. Earlier in his career, Mr. Meyercord served as a Vice President in the investment banking division of Salomon Brothers Inc. (now part of Citigroup, Inc.), a Wall Street investment bank from 1993 to 1996. From August 2009 to May 2011, he also served on the board of Tollgrade Communications, Inc., a then-publicly traded telecommunications company. Mr. Meyercord holds a Bachelor of Arts degree in economics from Trinity College in Hartford, CT, and a Master of Business Administration degree from the Stern School of Business at New York University.

Mr. Meyercord brings to the Board his extensive executive experience in leadership, executive management, mergers and acquisitions, corporate strategy and corporate finance. His background in the healthcare and telecommunications industries provides our Board with valuable industry expertise in several of our key markets.  Also, the Board believes it is valuable to have the Company’s Chief Executive Officer serve on the Board to bring in-depth perspective on the Company’s current operations, strategy, financial condition and competitive position.

Ingrid J. Burton. Ms. Burton has served as one of our directors since August 22, 2019. From February 2018 through August 2020, Ms. Burton served as the Chief Marketing Officer of H20.ai, a leader in open source in artificial intelligence and machine learning. Ms. Burton was the Chief Marketing Officer at Hortonworks, a data software company, from July 2015 to March 2017. Ms. Burton was the Senior Vice President, Technology and Innovation Marketing at SAP, a global software company, from January 2013 to May 2015. Prior to joining SAP, Ms. Burton held chief marketing officer positions with Silver Spring Networks, a provider of smart grid products, and Plantronics, an electronics company providing audio communications equipment for businesses and consumers. She held various senior executive management positions with Sun Microsystems for more than 20 years, including serving as head of marketing and driving the company and Java brand, global citizenship, championing open source initiative and leading product and strategic marketing teams. She has advised various Silicon Valley startups, driving strategies for market and technology trends, SaaS, cloud computing, open source, internet of things, community engagement and big data. Ms. Burton has been a board advisor to Drivescale, a privately held data center infrastructure company, since October 2016, and she served on the Board of Directors of Aerohive Networks, Inc. from March 2019 to August 2019, at which time it was acquired by Extreme Networks. Ms. Burton holds a Bachelor of Arts degree in math with a concentration in computer science from San Jose State University.

Ms. Burton brings to the Board extensive marketing and management expertise as well as experience in building brands, creating demand and growing businesses for both established technology innovators and industry pioneers.

Charles P. Carinalli.    Mr. Carinalli has served as one of our directors since October 1996. Mr. Carinalli has been a Principal of Carinalli Ventures since January 2002. From 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a privately held developer of semiconductor products. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately held telecommunications company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of WaveSpan Corporation, a developer of wireless broadband access systems until the company was acquired by Proxim, Inc., a broadband wireless networking systems company. From 1970 to 1996, Mr. Carinalli served in various positions at National Semiconductor Corporation, a publicly traded semiconductor company that developed and sold analog-based semiconductor and integrated communication products, most recently serving as Senior Vice President and Chief Technical Officer. Mr. Carinalli served on the Board of Directors of Fairchild Semiconductor International, Inc., a publicly traded semiconductor company beginning in February 2002 until its acquisition by ON Semiconductor, a publicly traded semiconductor company, in September 2016. Mr. Carinalli formerly served on the Board of Directors of Atmel Corporation, a publicly traded semiconductor company, from February 2008 until its acquisition by Microchip Technology in April 2016. He also is a member of the Board of Directors of the privately held companies Algorithmic Intuition, Inc., a medical electronics company, and Dhaani Systems, an IT-energy management company. Mr. Carinalli holds a Bachelor of Science degree in electrical engineering from the University of California, Berkeley and a Master of Science degree in electrical engineering from Santa Clara University.

Mr. Carinalli brings to the Board extensive engineering and engineering management expertise, as well as general management expertise and technology expertise, which aids our Board in understanding product development, engineering management and strategic planning, as well as risk assessment and planning.

Kathleen M. Holmgren.    Ms. Holmgren has served as one of our directors since November 2015. Ms. Holmgren currently serves on the Board of Directors and previously served until March 2018 as the Chief Officer of Future Workforce at Automation Anywhere, Inc., a privately held developer of robotic process automation and testing software, which she joined as Chief Operating Officer in 2013. She has served as a director of Automation Anywhere, Inc. since 2013 and currently serves as the Chair of the Audit Committee.  Since 2008, Ms. Holmgren has served as a Principal at Sage Advice Partners, a management consulting firm specializing in the high-tech and green-tech markets. From October 2009 to December 2016, she served as a director at the Alliance of Chief Executives, LLC, an organization for chief executive officers. Ms. Holmgren served as President and Chief Executive Officer of Mendocino Software, a privately held enterprise-class application data developer, from November 2007 to March 2008. Prior to November 2007, Ms. Holmgren spent over 20 years at Sun Microsystems, Inc., a publicly held enterprise software company acquired by Oracle Corporation in 2010, where she held increasingly senior roles, culminating in Senior Vice President, Storage Systems. She joined the board of Calavo Growers, Inc., a publicly traded food and distribution company, in January 2017. In May 2017, she joined the board of Fresh Realm, LLC, a privately held delivery and business platform for the perishable food industry, representing Calavo Growers’ interests. Ms. Holmgren served on the Board of Group Delphi, a private design and media production company, from July 2014 through December 2019. Ms. Holmgren holds a Bachelor of Science degree in industrial engineering from California Polytechnic State University, where she served as a member of the Dean’s Advisory Board from 1994 through May 2020, and a Master of Business Administration degree from the Stanford Graduate School of Business.

Ms. Holmgren brings to the Board her knowledge and expertise in executive leadership in the storage, computer systems, enterprise software and management consulting industries, and provides expertise in operations, strategic planning and risk assessment and planning.

Edward H. Kennedy.    Mr. Kennedy has served as one of our directors since April 2011. From June 2017 to September 2018, Mr. Kennedy served as the president and Chief Executive Officer of Cenx, Inc., a carrier network assurance software company, which was subsequently acquired by Ericsson. From June 2010 to April 2017, Mr. Kennedy served as the Chief Executive Officer and President of Tollgrade Communications, Inc., which was subsequently acquired by Enghouse Systems, a Canadian-based, publicly traded software and services company, in April 2017. Mr. Kennedy previously served as the Chief Executive Officer and President of Rivulet Communications, Inc., a medical video networking company, from 2007 until it was acquired by NDS Surgical Imaging, LLC, a medical imaging and informatics systems company, in 2010. He also previously served as President of Tellabs North American Operations, an optical network technology company, and as Executive Vice President of Tellabs, Inc. from 2002 to 2004. Mr. Kennedy co-founded Ocular Networks, Inc., a provider of optical networking technologies, in 1999 and served as its Chief Executive Officer and President until it was sold to Tellabs, Inc. in 2002. He has also held various executive positions at several telecommunication equipment companies, including Alcatel-Lucent S.A. (previously Alcatel Data Network), a publicly traded French global telecommunications equipment company, and Newbridge Networks Corporation, a then-publicly traded Canadian digital networking equipment company. Mr. Kennedy was also a Venture Partner at Columbia Capital, a private equity investment firm, from 2005 to 2007, where he advised regarding investments into new and existing portfolio companies. Mr. Kennedy served as a director for Avizia, a privately held telemedicine platform company, from 2014 until its merger with American Well in July 2018. Between the period of 2007 through 2010, he served as director of privately held Imagine Communications Corporation, until its acquisition by Harris Broadcast. From 2005 through 2011, Mr. Kennedy was a director of privately held high-bandwidth equipment provider Hatteras Networks, which was acquired by Overture in 2011. He also previously served as a director of Visual Networks, Inc., a publicly traded network and performance management solutions provider, from 2002 until it was acquired by Fluke Electronic Corporation, an electronic test tools and software company, in 2006. He currently serves on the Board of Trustees of Flint Hill School and on the Executive Parent Board of Villanova University. Mr. Kennedy holds a Bachelor of Science degree in electrical engineering from Virginia Polytechnic Institute and State University.

Mr. Kennedy brings to the Board his extensive financial and executive leadership experience in technology companies, including networking companies, and provides management and financial expertise to our Board.

Raj Khanna. Mr. Khanna has served as one of our directors since December 2014. Since 2012, Mr. Khanna has served as an independent consultant, assisting companies with finance and internal audit issues. From 2004 to 2011, Mr. Khanna served as Vice President of Corporate Audit at Qualcomm, Inc., a publicly traded semiconductor company. Prior to Qualcomm, Mr. Khanna held various finance roles at Sun Microsystems, Inc., from 1991 to 2004, including International Controller, Vice President Finance for Global Services Business and Senior Director of Finance for Strategic Business Units, and at Xerox Corporation, a provider of document management technology and services, from 1974 to 1991. Mr. Khanna holds a Bachelor of Technology degree in mechanical engineering from the Indian Institute of Technology and a Master of Business Administration degree from the University of Rochester, New York.

Mr. Khanna brings to the Board his extensive experience leading finance and internal audit teams, including the establishment of financial controls and processes, delivering financial investment and M&A guidance, and providing strategic advice and direction regarding business model changes.

John C. Shoemaker. Mr. Shoemaker has served as one of our directors since October 2007. He currently serves as a consultant to the high technology industry and also serves as a mentor to corporate executives. From 1990 to June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, Inc., including serving as Executive Vice President, Worldwide Operations Organizations and as Executive Vice President, and General Manager for its Computer Systems Division. Mr. Shoemaker previously served in a number of senior executive positions with the Xerox Corporation, a provider of document management technology and services, including as Senior Vice President, World Wide Marketing. Since 2017, he has been an advisor to Nyriad Limited, a privately held software development company, and from 2017 through 2019, he was an advisor to GoodSocial, a privately held SaaS and mobile platform connecting volunteers and non-profits. Mr. Shoemaker served as a director of Altera Corporation, a publicly traded provider of programmable logic solutions, from 2007 until it was acquired by Intel Corporation, a publicly traded semiconductor company, in December 2015. Mr. Shoemaker served as a director of SonicWall, Inc., a provider of IT security and data backup and recovery solutions, from 2004 to 2010 and as Chairman of the Board from 2006 to 2010. Mr. Shoemaker holds a Bachelor of Arts degree in political science and business administration from Hanover College, where he currently is a Trustee Emeritus, and a Master of Business Administration degree from Indiana University’s Kelley School of Business, where he is a member of the School of Business Dean’s Advisory Council, the School of Informatics, Computer Science and Engineering Dean’s Advisory Council, and the Johnson Center for Entrepreneurship Board. In 2019, he was awarded an Honorary Doctorate of Humane Letters by Indiana University and was named Entrepreneur of the Year by the Kelley School of Business.

Mr. Shoemaker brings to the Board his extensive executive experience in senior level management positions in the technology industry, particularly in hardware systems, and provides strong operational, management and financial expertise to our Board.

Arrangements Regarding Appointment of Directors

None of our directors are appointed pursuant to any arrangement with the Company. Pursuant to the offer letter between the Company and Mr. Meyercord respecting his employment, Mr. Meyercord must immediately resign as a director of the Board when his employment with the Company terminates.

CORPORATE GOVERNANCE

Our Board currently consists of seven directors. Our Board has reviewed the criteria for determining the independence of the Company’s directors under Nasdaq Rule 5605, Item 407(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It has affirmatively determined that, other than Mr. Meyercord, each member of our Board is independent under such criteria. The Board has determined that as of the date of this Proxy Statement the Board is comprised of a majority of directors who qualify under the rules adopted by the SEC and Nasdaq.

Directors to be elected at the 2020 Annual Meeting are to hold office until the 2021 Annual Meeting and until their respective successors are elected and qualified.

Board and Leadership Structure

Our current leadership structure separates the roles of the Chief Executive Officer and the Chairman of our Board. Mr. Shoemaker has served as the Independent Chairman of our Board since February 2017. While our bylaws and Corporate Governance Guidelines do not require that the Chairman of our Board and Chief Executive Officer positions be separate, our Board believes that separating these positions is the appropriate leadership structure for us at this time and results in an effective balancing of responsibilities, experience and independent perspective to meet the current corporate governance needs and oversight responsibilities of our Board. Separating these positions allows our Chief Executive Officer to focus on setting our strategic direction and overseeing our day-to-day leadership and performance, while allowing the Chairman of our Board to lead our Board in its fundamental role of providing advice to, and independent oversight of, management.

Mr. Shoemaker’s duties as Independent Chairman include:

•	chairing executive sessions of the independent directors;
•	ensuring that independent directors have adequate opportunities to meet without management present;
•	serving as designated contact for communication to independent directors, including being available for consultation and direct communication with major stockholders;
•	ensuring that the independent directors have an opportunity to provide input on the agenda for meetings of our Board;
•	assuring that there is sufficient time for discussion of all agenda items; and
•	being identified as the recipient of communications with stockholders in the annual meeting proxy statement.

Our Board appoints our President and Chief Executive Officer, Chief Financial Officer, Corporate Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our executive officers devotes his or her full time to our affairs. Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers, at the Company’s expense, to assist it in the discharge of its duties.

Board’s Role in Risk Oversight

Our Board has an active role in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on the Company’s strategic direction and the challenges and risks we face. Our Board also reviews and discusses with management on a quarterly basis its financial results and forecasts. The Audit Committee of our Board oversees management of the Company’s financial risks, and oversees and reviews our risk management policies, including the Company’s investment policies and anti-fraud program. The Compensation Committee of our Board oversees our management of risks relating to and arising from our compensation plans and arrangements. These committees periodically report on these matters to the full Board.

Management is tasked with the direct management and oversight of legal, financial and commercial compliance matters, which includes identification and mitigation of associated areas of risk. Our Chief Administrative and Sustainability Officer provides regular reports of legal risks and developments to the Audit Committee and to our full Board. Our Chief Financial Officer, Corporate Controller and Senior Director of Internal Audit provide regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, our investment policies and practices, and the results of various internal audit projects. The Compensation Committee’s compensation consultant, together with our Chief People Officer and other members of management, provides analysis of risks related to our compensation programs and practices to the Compensation Committee.

Meetings of the Board of Directors

Our Board held nine meetings during the fiscal year ended June 30, 2020. No director attended fewer than 75 percent of the aggregate of the meetings of our Board held during the period for which he or she has been a director during fiscal 2020 and the meetings of the committees on which he or she served which were held during the periods in fiscal 2020 that he or she served on such committees.

Director Attendance at Annual Meetings

We encourage director attendance at the Annual Meeting and we use reasonable efforts to schedule our Annual Meeting of stockholders at a time and date to maximize attendance by directors, taking into account our directors’ schedules. All of our current directors attended our 2019 Annual Meeting of Stockholders.

Executive Sessions

The independent members of our Board meet regularly in executive session (without the presence or participation of non-independent directors), generally before or after a regularly scheduled Board meeting or at such other times as determined by our independent directors or our Chairman. Executive sessions of the independent directors are chaired by our Chairman. The executive sessions include discussions regarding guidance to be provided to the Chief Executive Officer and such other topics as the independent directors determine.

Committees of the Board of Directors

In fiscal 2020, our Board had the following three standing committees: Audit Committee; Compensation Committee; and Nominating, Governance and Social Responsibility Committee. Our Board has adopted a written charter for each of these committees, which are available on the Corporate Governance section of the Investor Relations page of our website at investor.ExtremeNetworks.com.

Fiscal 2020 Committee Membership

The members and Chairmen of our standing committees as of June 30, 2020 were as follows:

Name	Audit Committee	Compensation Committee	Nominating, Governance and Social Responsibility Committee
Ingrid J. Burton			Member
Charles P. Carinalli		Chairman	Member
Kathleen M. Holmgren	Member		Member
Edward H. Kennedy	Member	Member
Raj Khanna	Chairman
John C. Shoemaker		Member	Chairman

Audit Committee.    The current members of the Audit Committee are Messrs. Khanna and Kennedy and Ms. Holmgren. Mr. Khanna serves as Chairman. Our Board has determined that each member of the Audit Committee (i) is independent as defined in applicable Nasdaq rules; (ii) meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) has not participated in the preparation of financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. Our Board further has determined that Mr. Khanna and Mr. Kennedy are “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K of the Exchange Act. Additionally, our Board has determined that Mr. Khanna and Mr. Kennedy have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in their financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Audit Committee: retains our independent auditors; approves the planned scope, proposed fee arrangements and terms of engagement of the independent auditors; reviews the results of the annual audit of our financial statements and the interim reviews of our unaudited financial statements; evaluates the adequacy of accounting and financial controls; reviews the independence of our auditors; and oversees our financial reporting on behalf of the Board. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting or internal auditing controls, including anonymous submission by our employees of concerns regarding accounting or auditing matters that may be submitted through our Whistleblower Hotline. In addition, the Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services they are asked to perform, the independent auditor’s report on our consolidated financial statements following completion of their audit, and our critical accounting policies and procedures and policies with respect to our internal accounting and financial controls. The Audit Committee also assists our Board in fulfilling its oversight responsibilities with respect to financial risks, including risk management in the areas of financial reporting, internal controls, investments and compliance with legal and regulatory requirements. The Audit Committee annually reviews and reassesses the adequacy of its Audit Committee Charter. The Audit Committee held nine meetings during fiscal 2020.

Compensation Committee.  The current members of the Compensation Committee are Messrs. Carinalli, Kennedy, and Shoemaker. Mr. Carinalli serves as Chairman. All members of the Compensation Committee are independent for purposes of the Nasdaq Marketplace Rules, and are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for discharging our Board’s responsibilities relating to compensation and benefits of our executive officers and evaluates and reports to our Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out its responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with our compensation philosophy. The Compensation Committee also administers our stock option plans and stock incentive plans. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our President and Chief Executive Officer and our Chief People Officer assist the Compensation Committee in its deliberations with respect to the compensation of our executive officers, provided, however, that neither individual participates in the Compensation Committee’s deliberations or voting regarding his or her own compensation. In connection with the Company’s annual compensation review, each executive officer discusses his or her individual performance with our Chief Executive Officer, who addresses such performance with the Compensation Committee, and the Chief Executive Officer discusses his individual performance directly with the Compensation Committee. The Compensation Committee annually reviews and reassesses the adequacy of its Compensation Committee Charter. The Compensation Committee held eight meetings during fiscal 2020.

In fiscal 2020, as permitted by its Charter, and subject to the provisions of Section 152 of the Delaware General Corporation Law, the Compensation Committee delegated to management the ability to award time-based restricted stock units under the Company’s 2013 Equity Incentive Plan to employees of the Company at the level of Vice President and below. The delegation provided for limitations on the number of shares covered by the individual and aggregate awards, vesting over three years, and quarterly reporting to the Compensation Committee. The Compensation Committee has made a similar delegation for fiscal 2021, except in fiscal 2021 has approved the vesting over two years for employees other than the named executive officers. The Company’s Chief Executive Officer presently approves such awards, with additional approval by the Company’s Chief Financial Officer, Chief Administrative and Sustainability Officer, and Chief People Officer given before the effective date of grant.

The Compensation Committee may retain, at the Company’s expense, one or more independent compensation consultants. As described under the heading “Executive Compensation and Other Matters—Compensation Discussion and Analysis,” the Compensation Committee was advised by Compensia, Inc., a national compensation consulting firm, with respect to various compensation matters during fiscal 2020. Compensia has served as the Compensation Committee’s compensation consultant since fiscal year 2013. The Compensation Committee has reviewed and is satisfied with the qualifications, performance and independence of Compensia. Compensia provides no services to the Company, other than services for the Compensation Committee.

For more information about the Compensation Committee’s role and practices regarding executive compensation, see the discussion below under the heading “Executive Compensation and Other Matters.”

Nominating, Governance and Social Responsibility Committee.    The current members of the Nominating, Governance and Social Responsibility Committee are Messrs. Shoemaker and Carinalli and Mses. Burton and Holmgren. Mr. Shoemaker serves as Chairman. Each member of the Nominating, Governance and Social Responsibility Committee is independent. The Nominating, Governance and Social Responsibility Committee identifies, reviews, evaluates and nominates candidates to serve on our Board; recommends and approves corporate governance principles, codes of conduct and compliance mechanisms applicable to us, including our Corporate Governance Guidelines; reviews, assesses and oversees matters related to corporate social responsibility; and assists our Board in its annual reviews of the performance of our Board and each committee of the Board. The Nominating, Governance and Social Responsibility Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. The Nominating, Governance and Social Responsibility Committee reviews, assesses, and provides oversight to corporate social responsibility, including diversity and inclusion goals, environmental matters, and philanthropic initiatives. The Nominating, Governance and Social Responsibility Committee periodically reviews and reassesses the adequacy of its Nominating, Governance and Social Responsibility Committee Charter. The Nominating, Governance and Social Responsibility Committee held four meetings during fiscal 2020. The Nominating, Governance and Social Responsibility Committee changed its name from Nominating and Corporate Governance Committee in connection with a change to its charter effective September 25, 2019 to review, assess, and provide oversight with respect to corporate social responsibility.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served on the Board of Directors or compensation committee of any other entity that has, or has had, one or more executive officers who served as a member of our Board or Compensation Committee during fiscal 2020. No member of the Compensation Committee was, during fiscal 2020 or any prior period, an officer or employee of the Company.

Director Nominations

Director Qualifications.    In fulfilling its responsibilities, the Nominating, Governance and Social Responsibility Committee considers numerous factors in reviewing possible candidates for nomination as director, including:

•	the appropriate size of our Board and its committees;
•	the perceived needs of our Board for particular skills, industry expertise, background and business experience;
•	the skills, background, reputation, and business experience of nominees and the skills, background, reputation, and business experience already possessed by other members of our Board;
•	the nominees’ independence from management;
•	the nominees’ experience with accounting rules and practices;
•	the nominees’ background with regard to executive compensation;
•	the applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;
•	the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

While we do not have a formal diversity policy for membership on the Board, the Nominating, Governance and Social Responsibility Committee considers many factors, including character, judgment, independence, age, education, expertise, diversity of experience, length of service, other commitments and ability to serve on committees of our Board, in evaluating potential candidates. It also considers individual attributes that contribute to board heterogeneity, including race, gender, and national origin. The Nominating, Governance and Social Responsibility Committee does not assign any particular weighting or priority to any of these factors or attributes.

There are no stated minimum criteria for director nominees, although the factors and attributes discussed above will play a material role in the recommendation of a candidate by the Nominating, Governance and Social Responsibility Committee. The Nominating, Governance and Social Responsibility Committee also believes it appropriate for one or more key members of management to participate as members of our Board.

Identifying and Evaluating Candidates for Nomination as Director.    The Nominating, Governance and Social Responsibility Committee annually evaluates the current members of our Board who are willing to continue in service to determine whether to recommend to the full Board that these directors be submitted to the stockholders for re-election.

Candidates for nomination as director come to the attention of the Nominating, Governance and Social Responsibility Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating, Governance and Social Responsibility Committee at any point during the year. Additionally, the Nominating, Governance and Social Responsibility Committee may poll directors and management for suggestions or conduct research to identify possible candidates if it believes that our Board requires additional members or nominees, or should add additional skills or experience. The Nominating, Governance and Social Responsibility Committee may engage a third-party search firm to assist in identifying qualified candidates, as it deems appropriate.

The Nominating, Governance and Social Responsibility Committee will consider candidates for directors proposed by its stockholders. For annual meetings occurring after our 2020 Annual Meeting, to be evaluated in connection with the Nominating, Governance and Social Responsibility Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary at our corporate headquarters and must be received at our principal executive offices not earlier than the close of business 120 days prior to the one-year anniversary of the preceding year’s annual meeting and not later than the close of business 90 days prior to such one-year anniversary, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. For purposes of the foregoing, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by us with the SEC. The recommendation for director nominee submitted by a stockholder must contain the information required by our bylaws. You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Candidates recommended by our stockholders will be evaluated against the same factors as are applicable to candidates proposed by directors or management.

All directors and director nominees must submit a completed directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating, Governance and Social Responsibility Committee.

Board Member Resignation Policy

In the event one or more incumbent directors fails to receive the affirmative vote of a majority of the votes cast at an election that is not a contested election, that director shall promptly tender his or her irrevocable resignation to the Board. The Nominating, Governance and Social Responsibility Committee shall recommend to the Board whether to accept or reject the resignation of such incumbent director or whether other action should be taken. The Board shall act on the resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and within ninety (90) days after the date of certification of the election results, the Board shall disclose its decision and the rationale regarding whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, a filing with the SEC or by other public announcement. The director whose resignation is under consideration may not participate in any deliberation or vote of the Nominating, Governance and Social Responsibility Committee or the Board regarding his or her resignation. The Nominating, Governance and Social Responsibility Committee and the Board may consider any factors and other information they deem appropriate and relevant in deciding whether to accept a director’s resignation. If an incumbent director fails to receive the required vote for re-election in an election that is not a contested election and such director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. If such director’s resignation is accepted by the Board, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill any resulting vacancy pursuant to the terms of the Company’s bylaws.

Communications with Directors

John Shoemaker, our Independent Chairman, is responsible for receiving, distributing and arranging responses to communications from our stockholders to our Board. Stockholders may communicate with our Board by transmitting correspondence by mail addressed as follows:

Chairman of the Board (or individually named director(s))

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, California 95119

The Chairman transmits each communication as soon as practicable to the identified director addressee(s), unless (i) there are safety or security concerns that mitigate against further transmission of the communication; or (ii) the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Chairman in consultation with legal counsel. Our Board or individual directors are advised of any communication withheld for safety or security reasons as soon as practicable. Our directors have requested that the Chairman not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10 percent of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10 percent of our common stock were complied with in the fiscal year ended June 30, 2020, other than the inadvertent late filings of: (i) one Form 4 on September 5, 2019 for Remi Thomas reporting acquisition of restricted stock units on August 28, 2019; (ii) one Form 4 on September 5, 2019 for Robert Gault reporting acquisition of restricted stock units on August 28, 2019; and (iii) one Form 4 on September 5, 2019 for Edward B. Meyercord reporting acquisition of restricted stock units on August 28, 2019.

Code of Ethics and Corporate Governance Materials

Our Board has adopted charters for its Audit, Compensation, and Nominating, Governance and Social Responsibility Committees, which are available on the Corporate Governance section of our Investor Relations page of our website at investor.ExtremeNetworks.com. Our Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics can be found on our website on the Corporate Governance section of our Investor Relations page of our website at investor.ExtremeNetworks.com. We intend to satisfy the disclosure requirements under the Exchange Act regarding an amendment to or waiver from a provision of our Code of Business Conduct and Ethics by posting such information on our website.

Environmental, Social and Governance

In fiscal 2020, our Board amended the charter of our Nominating and Corporate Governance Committee to include social responsibility within the committee’s mandate, and to re-name the committee as the Nominating, Governance and Social Responsibility Committee. The Nominating, Governance, and Social Responsibility Committee is charged with providing oversight of Extreme’s initiatives in the arena of corporate social responsibility, including diversity and inclusion goals, environmental matters, and philanthropic initiatives. Executive leadership reports on these matters to the Nominating, Governance and Social Responsibility Committee on a quarterly basis.

To support this initiative on a day-to-day basis, we have created a Corporate Social Responsibility (“CSR”) Council, a cross-functional team of employees with a passion for improving not only what we do, but how we do it. The CSR Council is led by Katy Motiey, our Chief Administrative and Sustainability Officer.  The CSR Council will soon publish our inaugural Corporate Social Responsibility Report to summarize our current activities in this regard. The CSR Council intents to publish our long-term goals in calendar year 2020. In the future, the CSR Report will be expanded to include progress on and status of those goals.

Our CSR model can be divided into five key areas – Human Capital, Environment, Social Capital, Business Model & Innovation, and Leadership & Governance, each led by an Extreme employee, and in many cases on a cross-functional basis. Within each of these broad areas, we have focused on one or more subsets where we can direct our resources most effectively.

CSR Category	Area of Extreme Focus
Human Capital	Diversity & Inclusion
Environment	Corporate reduction of carbon footprint, product sustainability
Social Capital	Philanthropy
Business Model & Innovation	Data Privacy & Ethics
Leadership & Governance	Corporate Governance & Ethics

Diversity & Inclusion

Our core values are Teamwork, Transparency, Candor, Curiosity, Ownership, and Inclusion. As we increase the breadth of our portfolio and scale of our organization, we will continue our practice of hiring – and partnering with – a diversified workforce to broaden our Company’s perspective and promote the exchange of ideas. Empowerment of our people is an integral part of how we run our business.

In fiscal 2018, we established an International Women’s Leadership Council (“WLC”) that has continued to grow in numbers and in strength through fiscal 2020. Members of the WLC strive to create a culture that values, promotes, and leverages the advancement of women based upon transparency, performance, and merit. The WLC regularly offers skills development seminars for all employees on topics such as negotiating, critical decision making, and working from home. The group leads a celebration for International Women’s Day and supports a mentorship and ambassadorship program. In connection with the WLC, our Chief Administrative and Sustainability Officer has conducted over 80 interviews of leaders within Extreme, focusing on diversity and inclusion issues. Four subcommittees support the work of the WLC by focusing on mentorship and sponsorship (Team Inspire), recruitment and internships (Team Tens), advancement and methodology of promotion (Team Rise), and integration of culture and people (Team Solidarity). The WLC is supported by a dedicated consultant who reports to our President and Chief Executive Officer.

One-third of our independent directors are female, and over one-third of our CEO’s direct reports are women.  One of his direct reports is Black, and two are of Middle Eastern origin. We believe this brings a diversity of thought and leadership styles to the Board.

We are making strides to recognize and promote racial and ethnic diversity as well. In the wake of the George Floyd murder and Black Lives Matter protests, our leadership team acted quickly to show understanding and support. We have since started an employee resource group for African American and Black employees. Black@Extreme (“BEX”) champions and facilitates workplace diversity by embracing cultural, ethnic, and racial differences, by providing programming that promotes inclusion in recruitment activities, offers formalized development, and enables a more collaborative and diverse work environment. The four subcommittees comprising BEX address dialogue and awareness, development and mentorship, recruitment and retention, and community and network. BEX has already started a Toastmaster (public speaking) group and book clubs, and has other exciting planned initiatives.

Our efforts toward diversity and inclusion have an external focus as well. In fiscal 2021, we plan to implement a Supplier Diversity Program. The Supplier Diversity Program will facilitate identification, qualification, and selection of diverse suppliers by providing resources to Company managers who are selecting suppliers. It will also provide accountability and reporting tools so we can measure progress. We intend to develop relationships with entities that provide resources to promote supplier diversity and will work on developing broader relationships with its diverse suppliers.

Sustainability - Reduction of Carbon Footprint

In recent years, we have implemented policies and undertaken various projects to increase its focus on environmental sustainability.

In fiscal 2019, we installed a 2.2-megawatt Bloom Energy System at its San Jose headquarters to operate as a microgrid. Bloom Energy Servers convert natural gas or biogas fuel into electricity without combustion via an electro-chemical reaction, thus generating virtually no particulate emissions such as NOx or SOx, which contribute to air pollution. The fuel cell technology also reduces carbon dioxide emissions and nearly eliminates the water required to produce energy. These environmental benefits come with a cost saving. We saved approximately $348,000 in energy costs in fiscal 2020.

We have taken other steps to reduce the carbon footprint of the Company and its employees.  We have long been supportive of employees working remotely, even prior to the COVID-19 pandemic and the work-from-home orders. This results in fewer miles driven than if all employees were required to report to the office on a daily basis.  For employees in San Jose, California and Morrisville, North Carolina who do commute to the office, electric vehicle charging stations are freely available to employees.  Use of electric vehicle charging stations avoided 10,697.8 kilograms of greenhouse gas emissions during the second half of fiscal 2020.

As with most companies during the COVID-19 pandemic, business travel almost completely dropped off in the last half of our fiscal 2020. In fiscal 2020, our carbon footprint related to air travel decreased 50% year-over-year.  Though we expect a slow increase in business travel moving forward, we anticipate the volume of business travel will not return to pre-COVID-19 levels thanks to the success of our remote working program.

Our physical facilities are designed and used with sustainability in mind. We have an active waste management policy in all of its offices and employees are encouraged to recycle. Lighting in many of our corporate offices is sensor-driven to reduce electricity consumption. Our office building in Morrisville, North Carolina is LEED-certified.

Sustainability - Product Sustainability

We continue to seek ways to design, manufacture, and deliver software-driven networking solutions in an environmentally and socially sustainable manner.

During fiscal 2020, we completed 90% of our planned hardware refresh cycle for our products and our Gen4 portfolio uses next generation silicon built using smaller process technology, enabling lower power dissipation for equivalent function.

We expect our suppliers to adhere to our quality standards and to do so in a manner that complies with our ethical, human rights, legal, confidentiality, and environmental standards. These standards are outlined for suppliers in our Supplier Code of Conduct.

We comply with environmentally related product regulations for global areas where we manufacture, ship, and sell products.  All our products must be designed to comply with our Green Environmental Compliance Specification (“GECS").  Specifically, we and our suppliers ensure that our products and the components used in those products are Restriction of Hazardous Substances (“ROHS”) and Waste from Electrical and Electronic Equipment (“WEEE”) compliant and that our engineering team designs our products with recycling and recovery in mind. Our suppliers are required to comply with the Responsible Business Alliance Code of Conduct (latest version), and have a management system in place covering labor, health and safety, environmental concerns, and ethics.

Annual supplier self-assessment surveys, and onsite audits of our suppliers are conducted to verify compliance with these requirements. Documentation and/or test data, including documentation and data from the supplier’s down-stream supply chain, which demonstrates specific actions by the supplier to verify compliance to this specification must be kept on file and made available on our request.

We audit our suppliers for compliance with these requirements, and additionally require third-party verification of our suppliers’ programs.  As part of a healthy quality and environmental management system, our Original Equipment Manufacturer, Original Design Manufacturer, and Joint Design Manufacturer suppliers must maintain ISO-9001, ISO-14001, and OHSAS 18001 certification.

Philanthropy

Supporting community development, education, and job training in the communities in which we operate is integrated into our culture.

In 2019, we partnered with the American India Foundation (“AIF”). Founded in 2001 at the initiative of US President Bill Clinton, AIF is among the largest, secular, non-profit American organizations devoted to accelerating social and economic change in India. AIF has raised over $100 million in charitable funds, and, as of August 1, 2019, holds an overall score and rating of 93.43 on Charity Navigator. We are working with AIF to support its Digital Equalizer Initiative, which helps bridge the digital and educational divide for students throughout India by providing technology-based learning in government schools.

In fiscal 2019, we collaborated with, and provided funding to, AIF in a School Digital Transformation Program for four government schools in Chennai and Bangalore to integrate technology into the school environment. We made a three-year commitment at that time. Program dollars also went to build hand washing stations and toilet complexes as part of a Water Sanitation and Hygiene (“WASH”) initiative. In addition, our employees have volunteered at the school for tasks such as painting and conducting activities to build English communication skills. The involvement of AIF and Extreme at these schools has shown commendable results in improving teacher training, program quality, increased attendance and a reduced dropout rate. These schools have become models for neighboring schools.

We will work with AIF in fiscal 2021 to support a program to train people with disabilities in Bangalore (including approximately 50% women) on soft skills, employee readiness, computer literacy, and industry-specific skills for in-person and remote employment opportunities.

In addition to our corporate commitment in India, other Extreme offices around the world regularly take on community-specific projects that are spearheaded by employee committees.  In fiscal 2020, some of the charitable giving projects we participated in include:

•

Support for Lazarus House Ministries. For over 10 years, employees in our Salem, New Hampshire office have gathered once each month to serve lunch to people in need at the Lazarus House soup kitchen in nearby Lawrence, Massachusetts. They also purchase, prepare, and serve dinner to hungry individuals and families at the Lazarus House homeless shelter.

•

Donations to Yellow Brick House emergency shelters for women and children in transition. Employees in Toronto collected and delivered food and toiletries throughout the year, providing much needed resources for nutrition and hygiene.

•

Habitat for Humanity. San Jose employees participated in building mini-homes/play houses as part of a fundraiser for Habitat for Humanity. The playhouses our employees constructed were donated to Blue Star Mothers of America, a nonprofit that provides support to active armed service forces families.

•	Royal Berkshire Hospital. In Reading, UK, employees participated in a 10K run and long-distance cycle to raise funds for the Royal Berkshire Hospital.
•

Milford Care Centre. Employees in our Shannon, Ireland office fundraised for this community organization via a variety of activities, including running the Milford Hospice Annual 10K in Limerick, helping to fund the fit-out of two new hospice rooms.

Finally, in fiscal 2020, we engaged our employees, customers and partners to support charitable organizations at major conferences. We collectively raised $17,000 for the Wounded Warrior Project at our Americas Partner Conference. The Wounded Warrior Project is a charitable veterans service organization that offers numerous programs, services, and events for physically or mentally wounded veterans and their caregivers and family members impacted by military actions following September 11, 2001. At our EMEA Partner Conference, we raised nearly $10,000 to support Jangala, a Czech organization bringing connectivity to those who are most vulnerable, most marginalized, and most left behind from the technological gains benefitting the rest of the world.

Data Privacy and Ethics

As the world becomes more digital, data privacy has moved to the forefront as a concern of individuals and businesses. Businesses positively use data to achieve efficiencies and help their customers in customized ways. However, they must be cognizant of individual data privacy rights and concerns of individuals, as well as legal regulation.

At Extreme, we take these concerns seriously, and regularly review all of our products and services to consider how each product or service collects, uses, stores, and otherwise processes data. Privacy by design is incorporated into our development process to minimize unnecessary collection and retention of data. We communicate our privacy practices in a general privacy policy on its website and a privacy policy with information specific to ExtremeCloudTM IQ. Our team of Data Privacy Champions reviews vendors for data privacy issues and respond to data subject access requests under General Data Protection Regulation (“GDPR”) and California Consumer Privacy Act (“CCPA”). The Legal team works to maintain legal compliance with regard to GDPR, CCPA and other applicable data privacy regulations.

We take data security seriously. ExtremeCloud IQ is ISO/IEC 27001 certified – a standard for establishing, implementing, maintaining and continually improving Information Security Management Systems (“ISMS”) in an organization.  Companies must undergo a rigorous third-party audit assessing its ISMS to confirm compliance with the ISO/IEC 27001 requirements before a certificate can be issued.

Corporate Governance

We believe that our company values – Teamwork, Transparency, Candor, Curiosity, Ownership, and Inclusion – will lead us in an ethical direction and support our obligations to our stakeholders.

Our Extreme Code of Business Conduct and Ethics Policy (“Code of Conduct”) addresses topics such as export control, anti-corruption, gift-giving, political contributions, fair disclosure, insider trading, conflicts of interest, confidentiality, anti-competitive behavior, use of company assets, government business, and employment practices. We maintain a whistleblower hotline to report violations of the Code of Conduct, and reports are made directly to Audit Committee of the Board and the Chief Administrative and Sustainability Officer of the Company.  Reports are fully and promptly investigated, and results are submitted to the Audit Committee. Our employees are trained regularly on topics such as the Code of Conduct, anti-corruption, antitrust, and export compliance and management reports on the training to the Audit Committee.

The Nominating, Governance and Social Responsibility Committee reviews and, if appropriate, approves any waivers to the Code of Conduct related to the executive officers or members of the Board. Consistent with SEC or Nasdaq rules and the Charter of the Nominating, Governance and Social Responsibility Committee, any material changes to the Code of Conduct, or waivers of the Code of Conduct approved for executive officers or members of the Board will be promptly disclosed to the public on our website or in a Current Report on Form 8-K filed with the SEC within four business days following the date of such waiver.

In fiscal 2020, we codified our supplier practices in a formal Supplier Code of Conduct. We require our suppliers to maintain fair employment practices and prohibit forced labor and human trafficking. In addition, suppliers must take strides to improve environmental performance and abide by our Conflict Minerals Policy. We lay out various ethical practices including data privacy, anti-corruption, import and export control, and supplier diversity that suppliers must comply with as well. Extreme maintains a hotline through which people can report violations of the Supplier Code of Conduct.

We maintain a Conflict Minerals Policy that is based on the framework established by the Organisation for Economic Cooperation and Development. This policy has been communicated to our suppliers and directs our suppliers to utilize a supply chain that does not support the conflict in the relevant areas.

To find out more about our corporate social responsibility and find links to our Corporate Social Responsibility Policy, Conflict Minerals Policy, Code of Conduct, and Supplier Code of Conduct, please visit the Corporate Social Responsibility section of our website at https://www.extremenetworks.com/company/csr/. Our Corporate Social Responsibility Report will be published on this page as well.

DIRECTOR COMPENSATION

We maintain a non-employee director compensation program, pursuant to which cash fees and equity awards are paid to our non-employee directors in exchange for their service on our Board and its committees. For fiscal 2020, the compensation paid to our non-employee directors was as set forth below. Mr. Meyercord, who serves as our President and Chief Executive Officer, does not receive any additional compensation for his service on our Board.

Cash Compensation

During fiscal year 2020, non-employee directors received (a) $60,000 in cash compensation annually for Board service; and (b) the applicable compensation set forth below for serving either as a chair or as a member of one or more of the committees of our Board. Fees payable to directors who join the Board during the fiscal year, or who change Board assignments, are prorated to reflect the period of service. Each director further received reimbursement of expenses related to attendance of meetings of our Board and its committees, but no separate meeting fees are paid.

In April 2020, in response to the unprecedented impact of COVID-19 on the Company’s business and financial circumstances, and in order to mirror a 6% reduction in pay by our US employees and also by many of our rest of world employees on a voluntary basis, the Board voluntarily took a 6% reduction in their fees for the fiscal fourth quarter.

Fees for Fiscal Year 2020:

Annual Committee Member Compensation
Audit Committee	$12,500
Compensation Committee	10,000
Nominating, Governance and Social Responsibility Committee	5,000

Annual Chairman or Committee Chair Compensation
Audit Committee Chair	$30,000
Compensation Committee Chair	20,000
Nominating, Governance and Social Responsibility Committee Chair	11,000
Board Chairman	50,000

The amounts set forth above reflect the following amendments from the 2019 program: (i) the general Board retainer was increased from $50,000 to $60,000; (ii) the Audit Committee member retainer was increased from $10,500 to $12,500; and (iii) the

Audit Committee chair retainer was increased from $28,000 to $30,000, in all cases without giving effect to the 6% reduction in our fiscal fourth quarter.  In addition, the target grant value of the annual RSU grant, described below, was increased from $170,000 to $190,000 commencing as of the November 2019 annual meeting.  Such amendments were approved following consultation with Compensia and were intended to position our director compensation program at the median of our peers.

Equity Compensation

On the date of each annual meeting of our stockholders, each non-employee director continuing service with the Company after the meeting is granted an annual award of restricted stock units, or RSUs. The number of RSUs for fiscal year 2020 was determined by dividing $190,000 by the price of the Company’s common stock at the close of business on the Nasdaq Global Select Market on the date of the annual meeting, rounded down to the nearest whole RSU. RSU grants provided to directors who join the Board after the annual meeting of our stockholders are prorated to reflect the period of service. Each RSU represents the right to receive one share of our common stock upon vesting and settlement. On the date of the annual meeting of stockholders of the Company held on November 7, 2019, each non-employee director was granted 28,358 RSUs, which will vest upon the earliest of November 7, 2020 or a change in control of our Company, in each case, subject to the director’s continued service with the Company through such date.

Changes for Fiscal 2021

The Compensation Committee periodically reviews the director compensation program with Compensia, its compensation consultant. In June 2020, following consultation with Compensia, our Compensation Committee approved the following changes to the cash fees under our director compensation program for fiscal 2021: (i) increasing the Board chair retainer from $50,000 to $70,000; and (ii) increasing the Nominating, Governance and Social Responsibility Committee chair retainer from $11,000 to $12,000. These changes are intended to align our director compensation program at the median of our peers.

Stock Ownership Guidelines

Our Corporate Governance Guidelines provide that each non-employee director should own a minimum of the lesser of: 15,000 shares or shares valued at three times (3x) the Company’s annual Board service retainer. Each non-employee director has five years from his or her respective date of appointment to attain the minimum ownership level. All of our non-employee directors have met the minimum requirements of the share ownership guidelines or are not yet required to be in compliance with the requirements of the guidelines as they have not yet served for five years.

2020 Director Compensation

The compensation information for our non-employee directors who served during fiscal 2020 is set forth below:

Name	Director Fees Earned or Paid in Cash $	Stock Awards $ (1) (2)	Total ($)
Charles P. Carinalli	$83,725	$190,000	$273,725
Edward H. Kennedy	81,263	$190,000	271,263
Raj Khanna	88,650	$190,000	278,650
Ingrid J. Burton(3)	54,840	$190,000	244,840
John C. Shoemaker	129,035	$190,000	319,035
Kathleen M. Holmgren	76,338	$190,000	266,338

(1)

Represents the aggregate grant date fair value computed in accordance with Accounting Standards Codification, or ASC, Topic 718 and does not reflect whether the director has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 12 to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2020.

(2)	The following table shows the aggregate number of stock awards (RSUs) and stock option awards held as of June 30, 2020 by each of our non-employee directors who served during fiscal year 2020:

Name	Stock Awards (#)	Option Awards (#)
Charles P. Carinalli	28,358	—
Edward H. Kennedy	28,358	—
Raj Khanna	28,358	—
Ingrid Burton	28,358	—
John C. Shoemaker	28,358	—
Kathleen M. Holmgren	28,358	—

(3)	Ms. Burton was appointed to our Board on August 22, 2019.

PROPOSAL TWO:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and as required under Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with SEC rules. This is frequently referred to as a “Say on Pay” vote. This vote is intended to address the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this proxy statement with respect to their compensation, and not any specific item of compensation.

The Compensation Committee believes that our 2020 executive compensation program has been appropriately designed to advance stockholder interests through effective performance-based incentives with multi-year retention features. The last stockholder advisory vote on executive compensation was held in November 2019, and approximately 89 percent of votes cast were voted in favor of the Company’s compensation for its NEOs.

As described in further detail under the heading “Executive Compensation and Other Matters— Compensation Discussion and Analysis,” our executive compensation philosophy is designed to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program that motivates and rewards individual and team performance in a highly competitive industry. Our compensation programs are designed to align our executive officers’ performance with our goals and to create stockholder value.

We are asking our stockholders to indicate their support for our compensation arrangements with our NEOs as described in this proxy statement.

Vote Required and Board of Directors Recommendation

This proposal requires the affirmative vote of a majority of the votes cast for or against the proposal at the 2020 Annual Meeting, as well as the presence of a quorum representing a majority of the shares of our common stock entitled to vote at the 2020 Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

This “Say on Pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders in their vote on this proposal, and will consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. We currently expect to conduct the next advisory vote on executive compensation at our 2021 annual meeting of Stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

proposal three:

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

FOR THE FISCAL YEAR ENDING JUNE 30, 2021

The Audit Committee conducted a competitive process to determine our independent registered public accounting firm for our fiscal year ending June 30, 2021. As a result of the review of proposals from the independent registered public accounting firms that participated, on September 4, 2020, the Audit Committee, appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending June 30, 2021. Accordingly, on September 4, 2020, the Audit Committee dismissed KPMG LLP (“KPMG”), which previously served as our independent registered public accounting firm and audited our financial statements for the fiscal years ended June 30, 2020 and 2019.

KPMG served as our independent registered public accounting firm for each of our fiscal years since fiscal 2011. KPMG was our independent registered public accounting firm until the completion of KPMG’s audit of our consolidated financial statements as of and for the year ended June 30, 2020 prepared in accordance with U.S. generally accepted accounting principles.

KPMG’s audit reports on our consolidated financial statements for each of the two most recent fiscal years ended June 30, 2020 and June 30, 2019 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

•

KPMG’s report on our consolidated financial statements as of and for the year ended June 30, 2020 contained a separate paragraph stating that “As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases as of July 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases, and several related amendments, as issued by the Financial Accounting Standards Board.”

During our two most recent fiscal years ended June 30, 2020 and June 30, 2019 and during the subsequent interim period through September 4, 2020, there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weakness in our internal control over financial reporting as disclosed in our Quarterly Report on Form 10-Q for the interim period ended March 31, 2019 related to the ineffective design of certain process level controls addressing the accuracy of sales orders entered by us.

Pursuant to Item 304(a)(3) of Regulation S-K, we provided KPMG with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. We requested that KPMG furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of KPMG’s letter dated September 11, 2020, was attached as Exhibit 16.1 to the Report.

During our two most recent fiscal years ended June 30, 2020 and June 30, 2019 and during the subsequent interim period through September 4, 2020, neither we nor anyone acting on our behalf has consulted with EY, regarding either: (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that EY concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

Representatives of both KPMG and EY are expected to attend the 2020 Annual Meeting of Stockholders, will be available to respond to appropriate questions from our stockholders, and may make a statement if they desire to do so.

Audit Committee Pre-Approval Policies

Representatives of our independent auditors normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval policy. In addition, the charter provides that the Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals of permitted non-audit services that would otherwise be required to be pre-approved by the Audit Committee. Any pre-approvals granted under such delegation of authority are to be reported to the Audit Committee at the next regularly scheduled meeting. The Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve fees up to $250,000 for permitted audit and non-audit services to be provided to the Company by its independent auditors.  For fiscal 2019 and 2020, all fees paid to our independent auditors were pre-approved in accordance with our pre-approval policy.

The Audit Committee on an annual basis reviews the services performed by the independent registered public accounting firm, and reviews and approves the fees charged by the accounting firm. As such, all services provided by the accounting firm as set forth in the table below under Principal Accounting Fees and Services were approved by the Audit Committee. The Audit Committee has considered the role of the independent registered public accounting firm in providing tax and other non-audit services to us and has concluded that these services are compatible with the accounting firm’s independence as our independent auditors.

Principal Accounting Fees and Services

The following table sets forth the fees accrued or paid to KPMG, the auditor that served as our independent registered public accounting firm for the fiscal years ended June 30, 2019 and June 30, 2020.

	2019	2020
Audit fees(1) (2)	$3,176,605	$3,680,829
Audit related fees(3)	—	—
Tax Fees(4)	97,748	—
Total	$3,274,353	$3,680,829

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements and internal control over financial reporting, quarterly review of financial statements included in our Quarterly Reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings, as well as fees associated with consents for registration statement filings. The increase in fees year over year was related to work done in connection with the acquisition of Aerohive Networks, Inc. in fiscal 2020.

(2)	Audit fees for the fiscal year 2019 have been increased from the amount reported in the 2019 proxy statement due to billings received after that proxy statement was filed.
(3)	Audit-related fees relate to fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(4)	Tax fees relate to professional services rendered in connection with tax audits, international tax compliance, and international tax consulting and planning services.

Vote Required and Board of Directors Recommendation

Stockholder ratification of the appointment of EY as our independent registered public accounting firm is not required by our bylaws or otherwise by law. Our Board, however, is submitting the appointment of EY to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will reconsider the selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, assuming a quorum is present. Votes for or against this proposal, and abstentions will be counted as present for purposes of determining the presence of a quorum, but abstentions will not have any effect on the outcome of the vote on this proposal. If you sign and return a proxy card without giving specific voting instructions on this proposal, your shares will be voted in favor of the proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2021.

PROPOSAL four:

RATIFY AMENDMENT NO. 8 TO THE COMPANY’S AMENDED AND RESTATED

RIGHTS AGREEMENT TO EXTEND THE AGREEMENT UNTIL MAY 31, 2021

Background

Our Board is inviting stockholders to vote to ratify, on a nonbinding advisory basis, Amendment No. 8 to the Company’s Amended and Restated Rights Agreement, between the Company and Computershare Inc. as the rights agent (the Amended and Restated Rights Agreement, including as amended by Amendment No. 8 is referred to herein as the “Restated Rights Plan”) to extend the term of the Amended and Restated Rights Agreement until May 31, 2021. The Restated Rights Plan governs the terms of each right (“Right”) that has been issued with respect to each share of common stock of the Company. Each Right initially represents the right to purchase one one-thousandth of a share of Series A Preferred Stock (“Preferred Stock”) of the Company.

The Board believed it to be in the best interests of the Company to enter into and to extend the Restated Rights Plan to preserve the value of the Company’s deferred tax assets, including its net operating loss carry forwards, with respect to its ability to fully use its tax benefits to offset future income. The Restated Rights Plan was adopted in part in an effort to preserve stockholder value by attempting to protect against a possible limitation on our ability to use our net operating loss carry-forwards and other tax attributes (the “Tax Benefits”) to reduce potential future federal income tax obligations. As of June 30, 2020, the Company had net operating loss carry-forwards for U.S. federal and state tax purposes of $287.5 million and $156.4 million, respectively.  The U.S. federal net operating loss carry-forwards of $287.5 million will begin to expire in the fiscal year ending June 30, 2027 and state net operating losses of $156.4 million will begin to partially expire in the fiscal year ending June 30, 2021.

The unexpired balance of our Tax Benefits can generally be used to offset taxable income or income taxes (if any). Utilization of Tax Benefits to offset taxable income can, however, be limited if there is an ownership change, as discussed below. Because the amount and timing of our future taxable income cannot be accurately predicted, we cannot predict to what extent our Tax Benefits may ultimately be used to reduce our income tax liability. Although we are unable to quantify an exact value, we believe that the Tax Benefits are a very valuable asset. The Restated Rights Plan was adopted because the Board believed it to be in the Company’s and the stockholders’ best interests to attempt to prevent the imposition of limitations on use of the Tax Benefits.

The ability to use the Tax Benefits could be significantly impaired if there were an “ownership change” of the Company as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Determining whether an ownership change has occurred and the effect of an ownership change is complex. In general, to determine whether an ownership change has occurred on a testing date, the Company must compare the percentage of shares owned by each stockholder or groups of stockholders who own or are deemed to own directly or indirectly at least 5 percent of our stock (a “5-percent shareholder”) immediately after the close of the testing date to the lowest percentage of shares owned by such 5-percent shareholder at any time during the testing period (which is generally a three-year rolling period). The amount of the increase in the percentage of Company shares owned by each 5-percent shareholder whose share ownership percentage has increased is added together with increases in share ownership of other 5-percent shareholders, and an ownership change occurs if the aggregate increase in ownership by all such 5-percent shareholders exceeds 50 percent.

If an ownership change occurs, there is an annual limit on use of Tax Benefits (the “382 Limitation”) equal to (i) the aggregate value of our outstanding equity immediately prior to the ownership change (reduced by certain capital contributions made during the immediately preceding two years and certain other items) multiplied by (ii) the federal long-term tax-exempt interest rate in effect for the month of the ownership change. In calculating the 382 Limitation, numerous special rules and limitations apply, including provisions dealing with “built-in gains and losses.” If the Company were to have taxable income in excess of the 382 Limitation following an ownership change, the Company would not be able to offset tax on the excess income with the net operating losses. Although any loss carry forwards not used as a result of any Section 382 Limitation would remain available to offset income in future years (again, subject to the Section 382 Limitation in such future years) until the net operating losses expire, an ownership change could significantly defer the utilization of the net operating loss carry forwards, accelerate payment of federal income tax and could cause some of the net operating losses to expire unused. Because the aggregate value of our outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the Section 382 Limitation upon the amount of our taxable income that could be offset by such loss carry forwards and credits if an ownership change were to occur in the future. Such limitation could, however, be material.

The Restated Rights Plan is designed to reduce the likelihood that the Company will experience an ownership change by discouraging any person (together with such person’s affiliates and associates), without the approval of the Board, from acquiring 4.95 percent or more of the outstanding common stock, or, if any person (together with such person’s affiliates and associates) already beneficially owns in excess of 4.95 percent or more of the outstanding common stock, from acquiring more shares of common stock, other than by exercise or conversion of currently existing warrants or as a result of a redemption of shares of common stock by the Company. There is no guarantee that the Restated Rights Plan will prevent the Company from experiencing an ownership change.

The following description of the Restated Rights Plan is qualified in its entirety by reference to the text of the Restated Rights Plan and thus should be read together with the full text of the Restated Rights Plan. The text of Amendment No. 8 was filed with the SEC as an exhibit to a Current Report on Form 8-K on June 1, 2020. The material terms of the Amended and Restated Rights Agreement were incorporated by reference into the June 1, 2020 filing from Exhibit 4.1 of the Current Report on Form 8-K filed on April 30, 2012. We urge you to read carefully the Restated Rights Plan in its entirety, as the description below is only a summary.

Nature of Right:	When exercisable, each Right will initially entitle the holder to purchase one one-thousandth of a share of Preferred Stock.
Means of Distribution:

The Rights will be distributed to holders of the Company’s outstanding common stock at a dividend of one Right for each share of common stock. The Rights will also be attached to all future issuances of common stock prior to the Distribution Date (as defined below).

Exercise Price:

$150.00 per one one-thousandth of a share of Preferred Stock, which is the amount that in the judgment of the Board represents the long-term value of the common stock over the term of the Restated Rights Plan (the “Exercise Price”).

Term:	The Rights will expire upon the earlier of (i) May 31, 2021 or (ii) redemption or exchange by the Company as described in the Rights Agreement.
Redemption of Rights:	Rights are redeemable at a price of $.001 per Right, by the vote of the Board, at any time until the occurrence of a Flip-In Event (defined below).

Preferred Stock:

The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such other series). Each share of Preferred Stock will have a preferential cumulative quarterly dividend in an amount equal to the greater of (a) $3,750 or (b) 1,000 times the dividend declared on each share of common stock. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $150,000 per share, plus accrued dividends to the date of distribution, whether or not earned or declared, or (b) an amount per share equal to 1,000 times the aggregate payment to be distributed per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of Preferred Stock will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares (in integral multiples of one one-thousandth) of Preferred Stock will be issuable; however, the Company may elect to distribute depositary receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

Rights in Event of Self-Dealing Transaction or Acquisition of Substantial Amount of common stock:

In the event that an Acquiring Person engages in certain self-dealing transactions or becomes a beneficial owner of 4.95 percent or more of the outstanding common stock (“Flip-In Events”), a holder of a Right thereafter has the right to purchase, upon payment of the then current Exercise Price, in lieu of one one-thousandth of a share of Preferred Stock, such number of shares of common stock having a market value at the time of the transaction equal to the Exercise Price divided by one-half the Current Market Price (as defined in the Restated Rights Plan) of the common stock. Notwithstanding the foregoing, Rights held by the Acquiring Person or any associate or affiliate thereof or certain transferees will be null and void and no longer be transferable.

Self-dealing transactions are defined to include a consolidation, merger or other combination of an Acquiring Person with the Company in which the Company is the surviving corporation, the transfer of assets to the Company in exchange for securities of the Company, the acquisition of securities of the Company (other than in a pro rata distribution to all stockholders), the sale, purchase, transfer, distribution, lease, mortgage, pledge or acquisition of assets by the Acquiring Person to, from or with the Company on other than an arm’s length basis, compensation to an Acquiring Person for services (other than for employment as a regular or part-time employee or director on a basis consistent with the Company’s past practice), a loan or provision of other financial assistance (except proportionately as a stockholder) to an Acquiring Person or the licensing, sale or other transfer of proprietary technology or know-how from the Company to the Acquiring Person on terms not approved by the Board or a reclassification, recapitalization or other transaction with the effect of increasing by more than 1 percent the Acquiring Person’s proportionate share of any class of securities of the Company.

Rights in Event of Business Combination:

If, following the occurrence of a Flip-In Event, the Company is acquired by any person in a merger or other business combination transaction in which the common stock is exchanged or converted or in which the Company is not the surviving corporation, or 50 percent or more of its assets or earnings power are sold to any person, each holder of a Right (other than an Acquiring Person, or affiliates or associates thereof) shall thereafter have the right to purchase, upon payment of the then current Exercise Price, such number of shares of common stock of the acquiring company having a current market value equal to the Exercise Price divided by one-half the Current Market Price of such common stock.

Exchange Option:

In the event (i) any person or group becomes an Acquiring Person or (ii) any of the types of transactions, acquisitions or other events described above as self-dealing transactions occur, and prior to the acquisition by such person or group of 50 percent or more of the outstanding shares of common stock, the Board may require all or any portion of the outstanding Rights (other than Rights owned by such Acquiring Person which have become void) to be exchanged for common stock on a pro rata basis, at an exchange ratio of one share of common stock or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s Preferred Stock having equivalent rights, preferences and privileges) per Right (subject to adjustment).

Fractional Shares:

No fractional shares of common stock will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of common stock.

Adjustment:

The Exercise Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights associated with each share of common stock is also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Rights as Stockholder:	The Rights themselves do not entitle the holder thereof to any rights as a stockholder, including, without limitation, voting rights or the right to receive dividends.
Amendment of Rights:

Until the Rights become nonredeemable, the Company may, except with respect to the redemption price, amend the Restated Rights Plan in any manner. After the Rights become nonredeemable, the Company may amend the Restated Rights Plan to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions, to shorten or lengthen any time period under the Restated Rights Plan, or to change or supplement any provision in any manner the Company may deem necessary or desirable, provided that no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person or its Affiliates or associates) or cause the Rights to again be redeemable or the Restated Rights Plan to again be freely amendable.

Although none of the Restated Rights Plan, our certificate of incorporation, our bylaws or applicable law require stockholder approval or ratification of the Restated Rights Plan, our Board has decided to request the stockholders ratify, on a nonbinding advisory basis, the extension of the Restated Rights Plan to May 31, 2021. If the extension of the Restated Rights Plan is not ratified by our stockholders as proposed, the Board will consider whether to terminate the Restated Rights Plan following the Annual Meeting or to permit the Restated Rights Plan to expire per its terms on May 31, 2021. Regardless, the Board may elect to extend the Restated Rights Plan or adopt a new stockholder rights plan at a future date if it determines that the adoption of a stockholder rights plan is in the stockholders’ best interests at that time.

Anti-Takeover Effects

While intended to reduce the risk of an “ownership change” within the meaning of Section 382 of the Code, and thereby preserve the current ability of the Company to utilize the Tax Benefits, the Rights could have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who becomes an Acquiring Person on terms not approved by the Company’s Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may exempt such merger or business combination from the Restated Rights Plan. In addition, the Rights may be redeemed by the Company at any time as described above.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE EXTENSION OF THE TERM OF THE AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN TO MAY 31, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 14, 2020, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than five percent of our common stock, (ii) each named executive officer, (iii) each of our directors and director nominees, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 6480 Via del Oro, San Jose, California 95119.

Name(1)	Amount of Beneficial Ownership(2)	Percent of Class (3)
Non-Employee Directors:
Charles P. Carinalli, Director(4)	440,071	*
Edward H. Kennedy, Director(4)	574,224	*
Raj Khanna, Director(4)	198,241	*
John C. Shoemaker, Director(4)	480,724	*
Kathleen M. Holmgren, Director(4)	136,638	*
Ingrid J. Burton, Director(4)	33,217	*
Named Executive Officers:
Edward B. Meyercord, President, Chief Executive Officer, and Director(5)	1,640,144	1.32%
Remi Thomas, Executive Vice President, Chief Financial Officer	146,361	*
Robert Gault, Former Chief Revenue and Services Officer	263,424	*
All Executive Officers and Directors as a Group (9 persons)	3,913,044	3.15%

5% Owners:
BlackRock Inc.(6)	16,723,370	13.47%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(7)	9,141,225	7.36%
100 Vanguard Blvd.
Malvern, PA 19355
Paradigm Capital(8)	6,793,700	5.47%
Nine Elk Street
Albany, New York 12207

*	Less than 1 percent.
(1)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities that can be acquired by the person within 60 days of September 14, 2020.
(3)

Calculated on the basis of 124,146,451 shares of common stock outstanding as of September 14, 2020, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days of September 14, 2020 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

(4)	Includes 28,358 RSUs vesting with 60 days of September 14, 2020.
(5)	Includes 1,059,211 shares issuable pursuant to options exercisable within 60 days of September 14, 2020.
(6)

Based on information supplied by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on February 3, 2020. BlackRock, Inc. is deemed to have sole voting power for 16,510,689 of these shares, shared voting power of 0 of these shares, sole dispositive power for 16,723,370 of these shares, and shared dispositive power of 0 of these shares.

(7)

Based on information supplied by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 12, 2020. The Vanguard Group is deemed to have sole voting power for 251,726 of these shares, shared voting power for 7,180 of these shares, sole dispositive power for 8,898,519 of these shares, and shared dispositive power for 242,706 of these shares.

(8)

Based on information supplied by Paradigm Capital in a Schedule 13G/A filed with the SEC on February 3, 2020. Paradigm Capital is deemed to have sole voting power for 6,793,700 of these shares, shared voting power for 0 of these shares, sole dispositive power for 6,793,700 of these shares, and shared dispositive power for 0 of these shares.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

Set forth below are the name, age, position of and biographical information about each of the Company’s executive officers, as of the date of this proxy statement.

Edward B. Meyercord

Mr. Meyercord’s biography is included with the other members of the Board of Directors above.

Remi Thomas

Mr. Thomas, age 52, was appointed Executive Vice President and Chief Financial Officer on November 26, 2018. He most recently was the Senior Vice President, Corporate Controller at CA Technologies from April 2017 until November 2018. Prior to that, from August 2015 until March 2017, he was the Vice President, Finance, Software at Hewlett Packard Enterprise. Prior to that, from January 2008 until August 2015, he held various positions at Alcatel-Lucent including Head of M&A and Corporate Development; Head of Result Delivery Office; Chief Financial Officer, Wireless Networks; Chief Financial Officer, Asia-Pacific; Chief Financial Officer, Enterprise Networks; and Senior Vice President, Investor Relations. Mr. Thomas has a Bachelor of Arts in Business Administration from the Toulouse Business School, France, and a Master of Business Administration from Warwick University, United Kingdom.

Joe Vitalone

Mr. Vitalone, age 58, joined the Company as Chief Revenue Officer on June 22, 2020.  Recently, he served as Chief Sales and Marketing Officer Worldwide for Evolon from July 2019 through June 2020.  From February 2016 through June 2018, he held the position of Chief Sales and Marketing Officer at Razberi Technologies.  Prior to this, Mr. Vitalone served as Chief Marketing Officer for Arrow Systems Integration (now ConvergeOne) from May 2016 through December 2016.  His experience from 1998 through 2015 includes senior sales management roles at Mitel, ShoreTel, LifeSize Communications (now Logitech), CoVi Technologies, and PictureTel (now Polycom).  Mr. Vitalone holds a Bachelor of Arts degree in Public Relations from Western Kentucky University in Bowling Green, Kentucky.

Fiscal 2020 Compensation Decisions

For the fiscal year ended June 30, 2020, our named executive officers, or NEOs, and their respective titles were as follows:

Name	Title
Edward B. Meyercord	President, Chief Executive Officer, and Director
Remi Thomas	Executive Vice President and Chief Financial Officer
Robert Gault	Former Chief Revenue and Services Officer

Mr. Gault ceased to serve as an executive officer on January 29, 2020 and his employment was involuntarily terminated effective March 1, 2020.  Mr. Vitalone was appointed as our Chief Revenue Officer on June 22, 2020, but in accordance with SEC rules, he is not an NEO for the fiscal year ended June 30, 2020 because his total compensation was less than $100,000 for such year.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains the objectives and operation of the Company’s executive compensation program in fiscal 2020, particularly with respect to the Company’s NEOs. The Compensation Committee oversees the Company’s compensation programs and has the sole authority to establish the compensation paid to the Company’s NEOs.

Fiscal 2020 Business Performance Highlights

Fiscal 2020 was a challenging year for the Company as a result of the global COVID-19 pandemic. On April 8, 2020, we announced that revenue was impacted by a material slow-down in global demand in the last three weeks of March when most of our largest end markets enacted quarantine and social distancing protocols. Supply constraints, along with additional logistics related challenges in certain countries due to border closures, also contributed to the shortfall.

In response to the challenges, we implemented actions to manage and reduce operating costs and further enhance our financial flexibility, including:

•	Tightening control on discretionary spending, hiring and working capital;
•	Implementing a set of temporary cost reduction measures and continued restriction on all discretionary expenses, including postponing marketing programs and non-strategic capital expenditure plans;
•	The acceleration of actions the Company was planning to take to improve R&D and Sales productivity, along with cost reductions in Supply Chain and Operations;
•	Drawing down $55 million of our $75 million revolving credit facility on March 24, 2020;
•	Implementing interest rate swap contracts on slightly more than half of the outstanding Term Loan A debt principal ($370 million) to take advantage of lower LIBOR rates; and
•	Obtaining a waiver of the covenants pertaining to our Term Loan A due 2024 from our lenders group through the period ending March 31, 2021, effective May 3, 2020.

We remain focused on executing on our operational priorities, while preserving liquidity in a challenging year. The Company was cash flow positive during the second half of fiscal 2020, despite the business challenges resulting from the COVID-19 pandemic, with much of the impact during the months of March, April, and May 2020. Our financial performance during fiscal 2020 was as follows:

•	Net revenue of $948.0 million, decreased 4.8% from fiscal 2019 net revenues of $995.8 million;
•	Total gross margin of 54.6% of net revenues in fiscal 2020, compared to 55.4% in fiscal 2019;
•	Total Non-GAAP Gross Margin of 59.1% of net revenue in fiscal 2020, compared to 58.2% in fiscal 2019;
•	Operating loss of $98.9 million, compared to operating loss of $14.7 million in fiscal 2019;
•	Non-GAAP Operating Income of $40.6 million, compared to 60.6 million in fiscal 2019;
•	Net loss was $126.8 million in fiscal 2020, or ($1.06) per share, compared to a net loss of $25.9 million or ($0.22) per share in fiscal 2019;
•	Non-GAAP net income of 12.6 million, or $0.10 per share, compared to a net income of $41.8 million or $0.35 per share in fiscal 2019; and
•

Cash flow provided by operating activities of $35.9 million, compared to cash flow provided by operating activities of $104.9 million in fiscal 2019, a decrease of $69.1 million.  Cash was $193.9 million as of June 30, 2020, a decrease of $24.3 million compared to the end of fiscal 2019.

A GAAP to non-GAAP reconciliation for non-GAAP performance measures is provided in this proxy statement under the section “Non-GAAP Measures of Financial Performance – GAAP to Non-GAAP Reconciliation.”

The following charts depict our Total Shareholder Return (“TSR”) for the one, three, and five-year periods ending June 30, 2020 on both a compounded annual growth rate and absolute basis. While our one- and three-year TSRs as of June 30, 2020 were negative, our five-year TSR has increased 10% on a cumulative average growth rate basis and 61% on an absolute basis.  We believe that longer-term TSR is a more relevant measure as the shorter-term periods are frequently impacted by short-term market volatility and other factors unrelated to our performance, and in particular, the difficult business environment due to the COVID-19 pandemic during the one-year period.

Fiscal 2020 Compensation Was Closely Aligned With Performance

Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance. For fiscal 2020, our performance was reflected in the compensation of our NEOs in a number of ways:

•

Base Salaries and Target Bonuses Were Unchanged and Coupled with Mid-Year Base Salary Reductions.  For fiscal 2020, no increases were made to the base salaries or target bonuses of our NEOs.  In addition, each of the NEOs took a 6% reduction in base salary from April 16, 2020 through June 30, 2020 in response to the business challenges resulting from the COVID-19 pandemic.

•

Short-term Cash Incentive Payouts Were Significantly Below Target.  Overall payouts under the Extreme Incentive Plan, our short-term cash incentive plan, for fiscal 2020 were approximately 61% of target.  This reflected payouts at 82.96% of target for the first half of fiscal 2020, based on the Company’s achievement of applicable goals, and payouts at 40% of target for the second half of fiscal 2020 based on the Compensation Committee’s assessment of specific financial measures and operating objectives that related to near-term priorities of the Company while dealing with the impact of the COVID-19 global pandemic, and the Company’s overall health and well-being.

•

Long-term Incentive Earnouts Reflect Underperformance.  Four sets of grants of performance-based equity awards were subject to on-going performance periods during fiscal 2020.  The Company did not revise any performance thresholds for these awards in response to COVID-19-related business factors, and such awards have been forfeited or have not been earned, as summarized below:

Grant	Performance Criteria	Outcome
May 2017 PSUs	Stock price appreciation and total stockholder return over a three-year performance period	Forfeited in May 2020
August 2017 PSUs	Aggregate GAAP earnings per share over two consecutive fiscal quarters during a three-year performance period	Forfeited in August 2020
August 2018 PSUs	Aggregate GAAP earnings per share over two consecutive fiscal quarters during a three-year performance period	Not earned as of June 30, 2020
August 2018 performance-based options	Exceeding stock price hurdle for 30 consecutive days during a three-year performance period	Not earned as of June 30, 2020

•	Long-term Incentive Awards Were Reasonable and Appropriate; Return to PSUs in Fiscal 2021

•

In fiscal 2020, the Compensation Committee granted time-based restricted stock units (“RSUs”) to our NEOs that vest based on continued service over three years, to encourage retention and to tie realizable compensation from such equity awards to the Company’s long-term stock price.  In addition, our Compensation Committee granted 44% of our CEO’s annual equity award in the form of stock options, pursuant to which he will only realize value if our stock price increases and whereby the Compensation Committee will continue to hold the CEO accountable to the Company’s total shareholder return and therefore overall performance.

•

For fiscal 2021, half of our NEOs’ annual awards (on a per share basis) were awarded in the form of performance stock units (“PSUs”) that may be earned, if at all, based on the Company’s stock price appreciation relative to the Russell 2000 Index over a three-year performance period.

CEO Target Compensation vs Estimated Realizable Compensation

The strong link between pay and performance is further illustrated by the chart below, which shows that our CEO’s estimated realizable pay for fiscal 2018, 2019 and 2020 was on average 39% of his target direct compensation.  While the Summary Compensation Table reflects a measure of total compensation that includes the grant date fair value for equity awards, we believe a better assessment of actual amounts earned can be made by considering the CEO’s estimated realizable pay, which is based on the value of equity awards at vesting or exercise (or fiscal year end if not yet vested or exercised).  The following graph illustrates our performance-based compensation programs on the total compensation of our CEO and compares his targeted compensation to estimated realizable pay as of June 30, 2020.

(1)Target Compensation: Target compensation for each year reflects actual salary paid during the year, target bonus for the year, and the grant date target value of long-term incentive grants awarded in that year.

(2)Estimated Realizable Compensation: Estimated realizable compensation for each year reflects (a) actual salary paid during the year; (b) actual bonus paid for the year’s performance; (c) the value of the RSUs granted that year as of vesting date or June 30, 2020, if outstanding; (d) the in-the-money value of the stock options granted that year as of exercise date or June 30, 2020, if outstanding; (d) the value of the performance stock units granted that year based on performance through June 30, 2020; and, (e) the in-the-money value of the performance-based stock options (“PSOs”) granted that year based on performance through June 30, 2020.

Compensation Philosophy and Objectives

Our guiding principle in establishing executive compensation is to align compensation with the creation of stockholder value while achieving the Company’s strategic objectives and financial goals. Consistent with this principle, we seek to provide a competitive total compensation package that allows us to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program which motivates and rewards individual and team performance in alignment with our short- and long-term business strategies and objectives. Our compensation program is designed to provide accountability at both the individual and team level with respect to both absolute and relative competitive performance. We also align the interests of our executives and our stockholders by providing variable compensation to our executives that is directly linked to the performance of the Company and to our stock price. As illustrated below, a substantial portion of our NEOs’ fiscal 2020 compensation was directly tied to Company and stock price performance. The table below consists of base salary, bonuses, actual short-term cash incentives and the grant-date value of equity awards granted during fiscal 2020. The Other NEO Pay Mix chart only reflects Mr. Thomas’s compensation information since he was the only other NEO for the entire year.

Annual compensation for a given executive is determined with reference to competitive market data, as well as the individual’s experience, knowledge, skills, and performance.

As noted above, a significant portion of fiscal 2020 compensation to our CEO was at risk, specifically his short-term cash incentive, as well as his stock option award.

 Compensation Best Practices

The Company’s executive compensation program includes a number of features intended to reflect best practices and to help ensure that the program aligns with stockholder interests:

•

Incentive Plan payouts tied to Company performance.  In fiscal 2020, the Extreme Incentive Plan for the first half of fiscal 2020, July 1 to December 31, 2019, provided for cash bonuses directly tied to the achievement of key Company financial objectives approved by the Compensation Committee. For the second half of fiscal 2020, given uncertainty from the crisis caused by the impact of the COVID-19 global pandemic, the Compensation Committee decided to evaluate performance relative to the requirements under restructured bank covenants and operating objectives that related to near-term priorities of the Company as well as an assessment of the Company’s health and well-being. The Compensation Committee made such a review following the end of fiscal 2020 and approved a bonus payout at 40%.

•	No compensation guarantees. The Company does not guarantee to our NEOs continued employment or salary increases, bonuses, pension arrangements, equity awards or deferred compensation arrangements.

•

Limited perquisites.    The Company provides minimal perquisites to our NEOs. Generally, Company benefits (such as medical and dental insurance, the employee stock purchase plan and the Section 401(k) plan matching Company contributions) are available to all full-time U.S. employees. All perquisites, if any, are approved by the Compensation Committee and are intended to attract and retain our executives or to facilitate their focus on their duties to the Company. In fiscal 2020, our NEOs did not receive any material perquisites other than a disability insurance top-up to Messrs. Meyercord and Gault. During the fiscal fourth quarter, Section 401(k) plan matching contributions were suspended for all employees, including our NEOs.

•

Reasonable severance benefits.    Our NEOs are eligible to receive certain severance benefits and payments upon a termination “without cause” or “for good reason.” This provides consistency and predictability in the Company’s treatment of such executive officers upon termination of employment and encourages our executives to continue to serve the Company through a potential change in control transaction.

•

Mitigation of compensation-related risk.    The Company has adopted policies, including an insider trading policy, which policies are subject to oversight by independent Committees of the Board, to mitigate compensation-related risk.

•

No hedging or speculative transactions of securities.    In accordance with our insider trading policy, all executive officers and directors, are prohibited from engaging in speculative transactions in Company securities, including engaging in short sales, engaging in transactions with respect to put options, call options or other derivative securities, or engaging in any other forms of hedging transactions.

•

Recoupment or claw-back policy.    The Company has adopted a recoupment policy, sometimes called a “claw-back” policy, which allows the Company to recover incentive-based compensation paid to any current or former executive officer under certain specified circumstances.

•

Stock ownership guidelines.  Since February 7, 2018, we have required that each officer, other than our Chief Executive Officer, own a minimum of the lesser of: 77,700 shares, or shares valued at two times (2x) their annual salary, and that our Chief Executive Officer own a minimum of the lesser of: 187,500 shares, or shares valued at three times (3x) his annual salary. Each officer has five years to attain the minimum ownership level.

2019 “Say on Pay” Advisory Vote on Executive Compensation

The Company provided stockholders with an advisory vote on NEO compensation at the 2019 annual meeting of Stockholders. During that meeting, approximately 89% of the votes cast in the “say on pay” advisory vote were “FOR” approval of the compensation of our NEOs. Votes cast consist of votes “FOR” and “AGAINST” the proposal and exclude abstentions and broker non-votes.  The votes cast in favor indicate substantial support for the Company’s compensation programs, measures and elements for our NEOs. The Compensation Committee considered the results of our 2018 advisory vote (the most recent vote at the time when decisions were made) when making executive compensation decisions for fiscal 2020.

Compensation-Setting Process

Our Compensation Committee, in consultation with the Board and the Company’s human resources department, designs and oversees the Company’s compensation programs and compensation philosophy. Throughout the year, the Chair of our Compensation Committee meets with our Chief People Officer and other members of our human resources and legal departments to monitor issues relating to executive compensation. At the end of the fiscal year, our Chief Executive Officer conducts a qualitative and quantitative assessment of each senior officer’s (which includes our NEOs’) performance for the past fiscal year based upon the officer’s individual and corporate goals and objectives, and reports to the Compensation Committee regarding his proposals regarding compensation adjustments for the NEOs (other than with respect to himself). The Compensation Committee independently assesses the performance and compensation of our Chief Executive Officer, and our Chief Executive Officer is not present in meetings when his compensation is discussed. As set forth in additional detail below, in connection with its compensation oversight and approvals, the Compensation Committee reviews:

•	the compensation paid to similarly situated executives in comparable companies in our peer group;
•	our competitive position relative to comparable companies in our industry;
•	The individual’s experience, knowledge, skills, and performance; and
•	the total compensation budget for the Company.

Additional details regarding the operation and duties of the Compensation Committee are also set forth in the “Compensation Committee” section above.

Compensation Consultant

In connection with our desire to make our executive compensation competitive, to more closely tie future compensation to performance, and to further align executive compensation with the creation of stockholder value, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm with expertise in the technology sector, to assist it in the performance of its duties and to advise it with respect to compensation matters for fiscal 2020. In its role as independent compensation consultant and at the request of the Compensation Committee, Compensia participated in Compensation Committee meetings and provided compensation advice to the Compensation Committee on:

•	the competitiveness of NEO compensation levels as compared to market (as represented by our peer group);
•	revisions and additions to the Company’s peer group, goal metrics and bonus design;
•	the compensation mix between cash and equity; and
•	developments in legislation and regulation affecting executive compensation.

Although the Company pays Compensia’s fees for its engagement by the Compensation Committee, the Compensation Committee has sole discretion with respect to Compensia’s continued engagement and assignments. Further, the Compensation Committee has reviewed Compensia’s independence and determined that its work does not give rise to any conflicts of interest. Additional details regarding the Compensation Committee’s relationship and review of Compensia are also set forth in the “Compensation Committee” section above.

Peer Group Selection and Review

The Compensation Committee considers a variety of factors when setting the compensation of our NEOs, including competitive market data, as well as the individual’s experience, knowledge, skills, performance and need for retention. The Compensation Committee evaluates pay competitiveness on an element-by-element basis, as well as on a total compensation basis. The peer group data reviewed includes a range of pay levels including the 25th, 50th and 75th percentile of the members of the peer group to reflect the range of pay to be considered when determining individual pay elements. While the Compensation Committee does not establish compensation levels by benchmarking to our peer group, the Compensation Committee reviews the practices of members of the peer group to better understand and assess the competitiveness of the compensation that the Company pays to its executives, both with respect to each compensation element and the overall compensation package.

On February 6, 2019, following consultation with Compensia, the Compensation Committee approved our peer group for fiscal year 2020 compensation decisions. The peer group included the following companies:

ADTRAN, Inc.	Infinera Corporation	Super Micro Computer
Ciena	InterDigital	Synaptics
Cray	Lumentum Holdings	Ubiquiti Networks
Fabrinet	NETGEAR, Inc.	ViaSat
Finisar Corporation	NetScout Systems	Viavi Solutions
GTT Communications	Plantronics

The peer group for fiscal 2020, comprised computer networking and communication equipment companies and other technology companies with approximately $437 million to $3.1 billion in revenue and market capitalizations of $640 million to $5.0 billion at the time selected for inclusion in the peer group. The fiscal 2020 peer group differed slightly from the fiscal 2019 peer group in that Mitel Networks was removed because they were acquired.

In February 2020, following consultation with Compensia, the Compensation Committee approved a new peer group for fiscal year 2021 compensation decisions, based on similar criteria - computer networking and communication equipment companies and other technology companies with approximately $420 million to $3.5 billion in revenue and market capitalizations of $409 million to $5.8 billion at the time selected for inclusion in the peer group.  The revised peer group excluded Cray, Finisar Corporation, InterDigital, and Ubiquiti Networks.  Calix, Comtech Telecommunications, Ribbon Communications, and Vonage Holdings were added.

 Compensation Program Elements

The principal elements of our executive compensation program and their respective purposes are as follows:

Element	Purpose
Base salary	Attract and retain talented employees. Reflects job responsibilities and serves as the primary element of fixed compensation and balance to performance-based risks.

Short-term incentives	Encourage and reward overall company performance relative to our current plans and objectives, particularly in the short term.

Long-term equity incentives

Promote the achievement of longer-term financial and strategic objectives. Encourage employee retention. Align the interests of our executives and stockholders by tying rewards to long term gains in stockholder value.

Change in control and severance benefits

Retain our executives during the pendency of a proposed change in control transaction. Avoid adverse impacts to the morale of our executives and of uncertainty regarding continued employment. Align the interests of our executives and stockholders in the event of a change in control. Assist with the recruitment of executives and other key employees.

Health and welfare benefit plans

Attract and retain talented employees. Provide health and welfare benefits with assurance of financial support in the event of illness or injury. Encourage retirement savings. Encourage additional equity ownership by employees.

Base Salary

The base salary for each NEO initially is set at the time the NEO commences employment with the Company and is reviewed annually. In its annual review of NEO base salaries, the Compensation Committee considers the recommendations of the Chief Executive Officer, the performance of each NEO (as evaluated by the Chief Executive Officer, except with respect to his own performance), and a competitive market analysis prepared by Compensia using data gathered from the Company’s peer group with respect to base salary, total target cash compensation and target total direct compensation (which includes equity awards).

In June 2019, the Compensation Committee determined not to increase the annual base salaries of Messrs. Meyercord, Gault, and Thomas for fiscal 2020 from their respective levels of $625,000, $425,000 and $425,000 in fiscal 2019.

In addition, due to the impact of the COVID-19 pandemic impact on the business, the company initiated a number of cost savings measures.  In April 2020, the Compensation Committee approved a 6% base salary reduction for U.S.-based non-commissioned employees, including our then-employed NEOs, Messrs. Meyercord and Thomas, that was in effect from April 16 through June 30, 2020.

Short-Term Cash Incentives

Extreme Incentive Plan

The Compensation Committee establishes a short-term cash incentive plan each year under our Extreme Incentive Plan, which is applicable to our employees (other than sales personnel on commission), including all of our NEOs. The Extreme Incentive Plan is designed to reward Company performance relative to our current plans and objectives, particularly in the short term. The structure and elements of the plan are reviewed and modified annually based upon expectations for our business derived from our annual operating plan, as amended to address business changes during fiscal 2020. The Compensation Committee does not adhere to a strict formula in determining performance goals. Instead, considering peer group data and the Company’s recent and anticipated performance, the Compensation Committee employs a flexible approach that enables it to select performance metrics that are designed to allow the Company to adjust to evolving market conditions.

For fiscal 2020, the Compensation Committee determined not to increase our NEOs’ target bonuses as a percentage of their base salary from their levels in fiscal 2019.  Thus, for fiscal 2020, Messrs. Meyercord, Thomas, and Gault were eligible to receive bonuses targeted at 130%, 75%, and 100% of their annual base salaries, respectively.  We believe the “at risk” portion of the NEO’s compensation package, such as the short-term incentives, should increase with the ability to affect Company performance, the role of the NEO and other market factors. This philosophy is reflected in the “target bonus as a percentage of base salary” that was approved by the Compensation Committee for each NEO.

 The Compensation Committee implements the short-term cash incentive plan through semi-annual performance targets in order to allow it to adjust the targets at mid-year after considering changes in the general economic environment, the industry and the Company’s business.

First Half Performance Period

For the July 1, 2019 through December 31, 2019 performance period (the “First Half Performance Period”), the Extreme Incentive Plan was to be funded based on the achievement of pre-established GAAP Revenue and Non-GAAP Operating Income performance goals. For our NEOs, the GAAP Revenue goal was weighted at 40%, and the Non-GAAP Operating Income goal was weighted at 60%. The threshold, target and maximum goals for the First Half Performance Periods and their corresponding performance levels are set forth in the table below:

	GAAP Revenue ($ millions)		Performance Level (% of Target)		Non-GAAP Operating Income ($ millions)	Performance Level (% of Target)
< Threshold	$	<467.7	0%	$	<31.8	0%
Threshold		467.7	50%		31.8	50%
Target		550.2	100%		42.4	100%
Maximum		660.2	150%		59.4	150%

Achievement between threshold and target levels and between target and maximum levels is determined based on linear interpolation.

The target levels for the two performance metrics under the First Half Performance Period were based on projections of the above metrics derived from the Company’s annual operating plan.  For purposes of the First Half Performance Period, Non-GAAP Operating Income was calculated as GAAP operating loss, adjusted for amortization of intangibles, stock-based compensation, acquisition and integration costs, restructuring charges, inventory valuation adjustments and acquired inventory adjustments. The Compensation Committee believed the adjustments used in calculating this metric were reasonable and appropriate because the charges and adjustments are not items that can be influenced by most of the Company’s employees and such charges and adjustments may have multi-year impacts. The Company’s actual achievement under the First Half Performance Period is set forth in the table below.

Financial Metric	Target ($ millions)	Actual ($ millions)	Attainment	Performance Scale	Weight
GAAP Revenue	$550.2	$523.0	95.1%	83.5%	40%
Non-GAAP Operating Income	42.4	41.6	91.3%	82.6%	60%

Accordingly, the Compensation Committee approved a weighted payout for the first half of fiscal 2020 of 82.96% of the target pool.

The table below reflects the short-term cash incentive compensation paid to each of the NEOs in fiscal 2020 under the Extreme Incentive Plan under the First Half Performance Period.

Named Executive Officer	1st Half Compensation	Target Bonus as % of Base Pay	1st Half Performance Factor	1st Half Amount Earned
Edward B. Meyercord	$312,500	130%	82.96%	$337,025
Remi Thomas	212,500	75%	82.96%	132,218
Robert Gault	212,500	100%	82.96%	176,290

The amounts paid to our NEOs for the First Half Performance Period are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Second Half Performance Period

In light of the unprecedented impact of COVID-19 on the Company’s business and financial circumstances, in February of 2020, our Compensation Committee determined that uncertainty from the crisis made it impracticable to establish meaningful financial performance targets for the January 1, 2020 through June 30, 2020 performance period (the “Second Half Performance

Period”). Instead, in June 2020, given the uncertainty from the crisis caused by the impact of the COVID-19 global pandemic, the Compensation Committee decided to evaluate performance relative to the requirements under the restructured bank covenants and operating objectives that related to near-term priorities of the Company, as well as assessment of the Company’s health and well-being. The specific financial measures and operating objectives considered by the Compensation Committee in determining payouts under the Second Half Performance Period, as well as the Company’s actual achievement, are set forth in the table below.

Measure	Target	Results
Q4’20 cash covenant(1)	$90 million	$194 million
Q4’20 revenue covenant(2)	$180 million	$215 million
Q4’20 EBITDA covenant(3)	$2.6 million	$18.0 million
Preserving liquidity		•Drew down $55 million in credit revolver •Negotiated temporary waiver of Term Loan A covenants •Negotiated longer term amendment of Term Loan A
Aerohive Integration completion	April 6, 2020	Achieved all integration milestones according to timeline
Engineering Operating Model Change	June 30, 2020	Implemented Engineering Operating Model and executed contracts with external service provider on schedule

(1)	The Company was required to have an aggregate amount of worldwide cash on the last day of April, May, and June 2020 of $90 million.
(2)

The Company was required to maintain consolidated net revenues (determined in accordance with GAAP) arising from or attributable to the sale of products and services (excluding revenues arising from or attributable to any unusual or extraordinary transactions of any kind) of $180 million for the fiscal quarter ended June 30, 2020.

(3)

The Company was required to have cumulative Consolidated EBITDA of at least $2.6 million for the fiscal quarter ended June 30, 2020. Consolidated EBITDA related to the debt covenants was calculated as of June 30, 2020 by adjusting GAAP net income for interest, taxes, depreciation, amortization, stock-based compensation, acquisition and integration costs and restructuring charges. For the full calculation of Consolidated EBITDA with all possible adjustments, please see Attachment 3 to Compliance Certificate, which comprises part of Exhibit B to the Second Amendment to the Amended and Restated Credit Agreement dated as of May 8, 2020, as filed as Exhibit 10.52 to the Form 10-Q filed by the Company on May 11, 2020.

Based on the foregoing performance on the key financial measures, the Compensation Committee approved a payout for the second half of fiscal 2020 of 40% of the target pool.

The table below reflects the short-term incentive compensation paid to each of the NEOs for the Second Half Performance Period.  Mr. Gault was not eligible to receive a bonus for the Second Half Performance Period because his employment was terminated as of March 1, 2020.

Named Executive Officer	2nd Half Compensation	Target Bonus as % of Base Pay	2nd Half Performance Factor	2nd Half Amount Earned
Edward B. Meyercord	$312,500	130%	40.0%	$162,500
Remi Thomas	212,500	75%	40.0%	63,750

These amounts paid to our NEOs for the Second Half Performance Period are reported in the “Bonus” column of the Summary Compensation Table.

Overall, for the full fiscal year, the NEOs received approximately 61% of their annual target short-term cash incentive opportunities. The payments to the NEOs for fiscal 2020 were significantly below target award opportunities for the full fiscal year and were directly tied to performance being below target.

A GAAP to non-GAAP reconciliation for non-GAAP performance measures is provided in this proxy statement under the section “Non-GAAP Measures of Financial Performance – GAAP to non-GAAP Reconciliation.”

Long-Term Equity Incentive Compensation

We provide equity awards under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) to our NEOs in order to promote the achievement of longer-term financial and strategic objectives, to encourage employee retention and to align the interests of our executive officers and of our stockholders. We have historically granted equity to NEOs in the form of performance-based awards and time-based awards.

As discussed above and in greater detail below, performance criteria for PSUs granted in May 2017 and August of 2017 were not met and all PSUs were cancelled in May and July 2020, respectively. In addition, as of the end of fiscal 2020, PSUs and PSOs granted in August 2018 had not been earned. As a result of the actual and anticipated forfeiture of equity awards for two consecutive years, the Board and Compensation Committee were faced with significant retention concerns regarding management. After careful deliberation, and in consultation with management and our outside compensation advisors, in fiscal 2020, the Compensation Committee decided to grant RSUs to Messrs. Meyercord, Thomas, and Gault and stock options to Mr. Meyercord. In addition, the Compensation Committee undertook a fresh review of the long-term equity incentive compensation for fiscal 2021.

The Compensation Committee believes that the RSUs and stock options granted to the CEO in fiscal 2020 provide appropriate retention incentives while maintaining a direct link between CEO compensation and shareholder value creation, while continuing to hold the CEO accountable to the Company’s performance and overall stockholder return. We believe that RSUs are an effective retention and compensatory tool because they retain value even during a challenging economic environment, while still providing an incentive to enhance stockholder value since they become more valuable when the market price of our common stock increases. Stock options only offer value if the stock price is above the grant price, which provides economic incentive to increase stockholder value.

For fiscal 2021, the Company awarded PSUs and RSUs to Messrs. Meyercord and Thomas.  The PSU awards may be earned based on the Company’s stock price appreciation relative to the Russell 2000 Index (“Index”) over a three-year performance period ending in August 2023, with the opportunity to earn up to the corresponding target portion of the award after each of years one and two. Further, at the end of the full three-year period, there is an opportunity to receive additional shares for three-year performance that exceeds the performance of the Index. Of the total stock units awarded, one-half of the shares were performance-based.

New Hire Awards

Generally, we grant equity awards to our new employees, including newly employed NEOs, in connection with the commencement of their employment to induce them to join us and to tie their long-term compensation to future increases in our stock price. The type of award, the aggregate amounts of such awards and the vesting terms of the new-hire awards granted to our NEOs are recommended by our Chief Executive Officer to the Chairman of the Compensation Committee and are reviewed and approved by our Compensation Committee following consultation with our compensation consultants, Compensia, in consideration of such NEO’s ability to influence Company performance and such NEO’s prior experience. Our new hire equity awards typically are larger than the annual awards made to executives during their continued period of employment.

Annual Awards

We also make annual grants to our NEOs, with the goal of aligning the interests of management and our stockholders by providing continued incentives to our NEOs in order to retain strong executives and improve corporate performance.  Awards granted to NEOs other than our Chief Executive Officer, including both the size and type of the award, are recommended to the Compensation Committee by our Chief Executive Officer. Compensia prepared a compensation market analysis with data gathered from the peer group in connection with this annual review and advises the Compensation Committee in connection with its review of our Chief Executive Officer’s recommendations. Compensia also advises the Compensation Committee on the size and type of the award to be granted to our Chief Executive Officer.

In August 2019, the Compensation Committee approved grants of RSUs and stock options for Mr. Meyercord and RSUs for Messrs. Thomas and Gault.  Messrs. Meyercord, Thomas and Gault were granted awards of 267,296, 149,371, and 149,371 RSUs, respectively, with 1/3rd of the RSUs vesting on the first anniversary of the vesting commencement date and 1/12th of the RSUs vesting on each quarterly anniversary thereafter, subject to the executive’s continued service to the Company.

Mr. Meyercord was also granted an option to purchase 636,845 shares of our common stock, which will only provide economic value to him when the shares vest and the Company’s stock price exceeds the exercise price. The option vests over four years, with one-fourth of the shares subject to the option vesting on the first anniversary of the vesting commencement date and 1/48th of the option vesting on each monthly anniversary thereafter, subject to Mr. Meyercord’s continued service to the Company.

Performance-Based Awards with On-going Performance Periods During Fiscal 2020

During fiscal 2020, performance-based awards granted in fiscal 2018 and 2019 were outstanding.  The PSUs granted in fiscal 2018 were not earned and automatically forfeited, and as of the end of fiscal 2020, the PSUs and PSOs granted in fiscal 2019 had not been earned.

May 2017 PSUs.  In May 2017, the Compensation Committee approved grants of PSUs to each of Mr. Meyercord and Mr. Gault. One-half of the PSUs were to be earned based on the Company’s stock price appreciation, and one-half of the PSUs were to be earned based on the Company’s total stockholder return relative to the S&P Small Cap 600 Capped Information Technology Index, in each case, over a three-year performance period.

The performance criteria for these PSUs were not met and all PSUs were cancelled in May 2020.

August 2017 PSUs.  In August 2017, the Compensation Committee approved grants of PSUs to Messrs. Meyercord and Gault.  Pursuant to their original terms, the PSUs could only be earned if the Company met or exceeded GAAP earnings of $0.32 per share over two (2) consecutive fiscal quarters in the aggregate during the applicable three-year performance period, which started on August 23, 2017. The PSUs were to vest as to 1/3rd of the award on the first anniversary of the grant date and 1/12th of the award quarterly thereafter, provided that the PSUs would not begin vesting until they are earned, with any units that would have already been vested in accordance with such time-based vesting schedule vesting immediately when the PSUs were earned.

The $0.32 performance hurdle was established prior to the Company’s acquisitions of the campus fabric and data center businesses from Avaya and Brocade respectively.  Subsequent to these acquisitions, the U.S. GAAP operating plan was revised, and the Compensation Committee approved an adjustment to the performance hurdle in February 2019 to $0.20 consistent with the revised U.S. GAAP operating plan.  On November 7, 2019, the Compensation Committee further approved changing the performance hurdle of GAAP earnings per share from $0.20 to $0.09 following the revision to the U.S. GAAP operating plan following the Aerohive acquisition. All other elements were unchanged.

The performance criteria for these PSUs were not met and all PSUs were cancelled in August 2020.

August 2018 PSUs and PSOs. In August 2018, the Compensation Committee approved grants of PSUs to Messrs. Meyercord and Gault.  Pursuant to their original terms, the PSUs could only be earned if the Company met or exceeded GAAP earnings of $0.20 per share over two (2) consecutive fiscal quarters in the aggregate during the applicable three-year performance period, which started on August 31, 2018. The PSUs will vest as to 1/3rd of the award on the first anniversary of the grant date and 1/12th of the award quarterly thereafter, provided that the PSUs will not begin vesting until they are earned, with any units that would have already been vested in accordance with such time-based vesting schedule vesting immediately when the PSUs are earned.  If the PSUs are not earned by August 31, 2021, they will automatically be forfeited. On November 7, 2019, the Compensation Committee approved changing the performance hurdle of GAAP earnings per share from $0.20 to $0.09, following a revision to the U.S. GAAP operating plan due to the acquisition of Aerohive. All other elements were unchanged.

In August 2018, the Compensation Committee also approved grants of PSOs that may only be earned if the closing price of our common stock trades for 30 consecutive days at $10.00 or above and will be forfeited if the $10.00 hurdle is not achieved by August 31, 2021.  The PSOs will vest as to 1/3rd of the award on the first anniversary of the grant date and 1/12th of the award quarterly thereafter, provided that the PSOs will not begin vesting until they are earned, with any shares that would have already been vested in accordance with such time-based vesting schedule vesting immediately when the PSOs are earned.

As of the end of fiscal 2020, such PSUs and PSOs had not been earned.

Change in Control and Severance Arrangements

Each of our NEOs is employed at-will. However, from time to time, we implement plans or enter into agreements that would provide benefits payable to certain employees, including our NEOs, in connection with qualifying terminations of their employment or a change in control of the Company. These benefits assist us in our recruiting efforts and are competitive compared to our peer group. Additionally, without change in control benefits, our NEOs may be distracted by the transaction process or may terminate their employment prior to the closing of the change in control, particularly if they do not wish to remain with, or believe they will not be retained by, the remaining entity after the transaction closes. Such departures could jeopardize the consummation of a potential transaction or our interests should the transaction not close. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value and align the NEOs’ interest with those of our stockholders.

In addition, in connection with Mr. Gault ceasing to serve as an executive officer effective January 29, 2020, and termination of his employment effective March 1, 2020, we entered into a separation agreement with him providing for certain separation payments and benefits. The severance payments and benefits he received in connection with his termination are described below under “—Summary of Employment and Other Arrangements—Separation Agreement with Robert Gault.”

Our agreements with our NEOs and our change in control and severance arrangements are described under “Summary of Employment and Other Agreements” below. The estimate potential payments that each NEO would have received if a change in control of the Company or termination of employment had occurred on June 30, 2020 are set forth under “Estimated Payments Upon Termination Without Cause or Upon Change in Control” below.

 Other Benefits

Generally, the Company does not provide perquisites or other personal benefits to our NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes.

 We do not provide a fixed vacation allowance for NEOs and other U.S. employees, as they may be required to travel extensively and are required to be available to us even while vacationing. During fiscal 2020, our NEOs who joined the Company before May 4, 2016, namely Messrs. Meyercord and Gault, were eligible to receive a special benefit in the event of their death or disability which includes a cash payment and full vesting of any outstanding time-based equity awards. See “Summary of Employment and Other Agreements” for more information on this death and disability benefit. We also provided Messrs. Meyercord and Gault in fiscal 2020 with an executive disability insurance top-up program, which provides additional disability benefits to such NEO in addition to the Company’s basic long-term disability plan. This additional benefit is intended to make sure that the income provided to a NEO in the event of their disability is representative of their pre-disability earnings at the same percentage as other employees. We do not provide a defined benefit retirement pension plan, deferred compensation plan, or the use of company vehicles to our NEOs.

We provide other customary benefits to our NEOs that we provide to all of our full-time U.S. based employees. Those benefits include: medical, dental, vision and prescription drug insurance coverage; flexible spending contribution plan; disability insurance; life insurance; business travel insurance; a Section 401(k) savings plan with employer match up to a predetermined percentage and maximum dollar amount; educational assistance; employee assistance program; employee stock purchase plan; and paid holidays.

All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

See the Summary Compensation Table for more information on the benefits described above.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation in excess of $1 million paid to certain covered employees, which generally includes all named executive officers.  While our Board and Compensation Committee may take the deductibility of compensation into account when making compensation decisions, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our Company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.

Compensation-Related Risk Evaluation

The Compensation Committee has reviewed compensation-related risks and does not believe the Company’s compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

The base salary and cash bonus components of the compensation program are designed to provide income independent of the Company’s stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics.

•

We utilize formulaic annual and long-term incentive plan awards instead of discretionary payments absent extraordinary circumstances, as under the second half of the fiscal 2020 short-term incentive program in light of the COVID-19 pandemic where the Compensation Committee took into consideration alternative metrics. The cash bonus and equity components of compensation are designed to reward both short- and long-term company performance, which discourages employees from taking actions that focus solely on the short-term success of the Company.

•

Because operating income performance was used in addition to revenue for determining cash bonus payments during the first half of the 2020 short-term incentive program, our executives and other employees were encouraged to take a balanced approach that focused on generating corporate revenue while taking into account operating expenses. In addition, the PSUs previously granted to our NEOs are tied to our earnings performance, and PSOs previously granted to our NEOs officers are tied to stock price performance, resulting in a diverse and blended set of pre-established goals.

•

The Company’s operating income performance target under the Extreme Incentive Plan is applicable to our executives and employees (other than most sales employees) alike, regardless of functional group.

•	The Company caps the performance-based cash incentives for our executives at 150% of target, which discourages excessive risk taking.

•

Senior executives, including our chief revenue officer, do not participate in the Sales Commission Plan and are thus limited to the Extreme Incentive Plan payouts so they are incentivized to balance both revenue and profitability, which discourages excessive risk taking by our executives. We have internal controls and oversight on plan payouts and exceptions.

•	Our executives and other employees are entitled to reasonable severance payments and benefits that are consistent with payments and benefits provided by other public companies.

•	The Company has adopted a recoupment policy that under certain circumstances allows it to recover incentive-based compensation paid to current and former executives.

 Hedging Policy

Under our insider trading policy, we prohibit certain employees deemed to be insiders under the policy, including all executive officers and directors, from hedging the economic risk of ownership of our stock.

 Recoupment Policy or Claw-Back Policy

The Compensation Committee has adopted the Extreme Networks, Inc. Recoupment Policy that applies to all of our current and former executive officers within the meaning of the Securities Exchange Act of 1934. Under this policy, in the event of a restatement of financial results (other than a voluntary restatement due to a change in applicable accounting rules or interpretations) due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws due to fraud during the one-year period following the date of the first public issuance or filing with the SEC (whichever first occurs), the Compensation Committee will have the right to use reasonable efforts to recover any incentive-based compensation in excess of the amount of such incentive based compensation that would have been earned and paid to the executive officer under the restated financial results. “Incentive based compensation” includes (a) cash-based and share-based compensation earned or paid after October 1, 2013, the earning or vesting of which was based on the attainment of a financial measure affected by the restatement of financial results and (b) any profits realized from the sale of securities of the Company during the recovery period.

The Compensation Committee will have the discretion to determine the manner in which a claw back or recovery of such excess incentive based compensation will be effected, for example, by reducing the future payment of excess incentive based compensation earned on the basis of an erroneous financial measure but not yet paid or by reducing payment of other future compensation to offset excess incentive-based compensation previously paid. The Compensation Committee will amend the policy, as necessary, to comply with the final SEC rules regarding the recoupment policies of the Dodd-Frank Wall Street Reform and Consumer Protection Act when such rules are adopted.

Stock Ownership Guidelines

Since February 7, 2018, the Compensation Committee has required that each officer, other than our Chief Executive Officer, should own a minimum of the lesser of: 77,700 shares, or shares valued at two times (2x) their annual salary, and that our Chief Executive Officer should own a minimum of the lesser of: 187,500 shares, or shares valued at three times (3x) his annual salary. Each officer has five years to attain the minimum ownership level.

Fiscal 2020 Summary Compensation Table

The following table sets forth information for fiscal 2020, 2019 and 2018, as applicable, concerning the compensation of our NEOs:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Edward B. Meyercord	2020	$617,188	$162,500	$1,790,883	$2,241,694	$337,025	$7,972	$5,157,263
	2019	$625,000		$1,779,200	$865,124	$389,838	$9,472	$3,668,634
	2018	$622,917		$3,993,542		$302,386	$20,702	$4,939,547

Remi Thomas	2020	$419,688	$63,750	$1,000,786		$132,218	$4,884	$1,621,325
	2019	$256,090	$100,000	$2,210,709		$72,417	$938	$2,640,153

Robert Gault [1]	2020	$283,333		$1,000,786		$176,290	$7,013	$1,467,422
	2019	$417,500		$515,840	$250,734	$199,148	$8,250	$1,391,472
	2018	$404,583		$1,057,104		$150,361	$21,080	$1,633,128

(1)	Mr. Gault’s last day of employment was March 1, 2020.
(2)

For 2020, amounts in this column represent payments made to the relevant NEO under the Second Half Performance Period as described above under “—Short-Term Cash Incentives—Second Half Performance Period” and, for 2019, the amount in this column for Mr. Thomas represents a signing bonus paid to him in 2019 as described below under “—Agreements with other NEOs”.

(3)

Represents the aggregate grant date fair value computed in accordance with ASC Topic 718 and does not reflect whether our NEOs actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 12 to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2020.

(4)

For 2020, amounts in this column represent payments made to the relevant NEO under the First Half Performance Period as described above under “—Short-Term Cash Incentives—First Half Performance Period”.

(5)

All Other Compensation for all NEOs for fiscal 2020 consisted of matching contributions under our Section 401K plan, premium payments for the executive disability top up, and company taxable health saving account contribution as follows:

NEO	401(k) Contributions	Disability Top Up Premiums
Edward B. Meyercord	$3,300	$4,672
Remi Thomas	$4,884	—
Robert Gault	$3,300	$3,713

Summary of Employment and Other Agreements

Agreements with our President and Chief Executive Officer

In April 2015, we entered into an offer letter of employment with Mr. Meyercord for service as our President and Chief Executive Officer, which we amended and restated on August 31, 2016 after consultation with Compensia to align Mr. Meyercord’s compensation to market. The offer letter sets forth Mr. Meyercord’s annual base salary and target bonus as of such date and his eligibility to participate in our standard employee benefits plans.

In addition, pursuant to the terms of Mr. Meyercord’s offer letter, Mr. Meyercord is entitled to receive certain severance benefits in the event of a termination of his employment in certain situations. The receipt of these severance benefits is subject to Mr. Meyercord’s timely execution and delivery of a general release of claims in the prescribed form.

In the event of a termination other than for Cause or with Good Reason (each, as defined in the offer letter) and which is not in connection with a change in control of the Company, Mr. Meyercord is entitled to receive a severance payment equal to 12 months of his then base salary, together with a pro-rated portion of his annual cash bonus at the established target, provided that the Board-approved Company performance targets were achieved in the quarter immediately preceding the termination. In addition, the vesting of any then outstanding equity awards, excluding Mr. Meyercord’s initial grant of performance options to the extent unearned or other performance awards unless otherwise set forth in the applicable grant agreement, will be accelerated by 12 months, and the Company will pay his premiums for COBRA coverage for a period of up to 12 months.

Mr. Meyercord is also a participant in our Executive Change in Control Severance Plan, which provides for certain severance benefits in the event of the termination of his employment other than for Cause or with Good Reason within a Change in Control Period (as defined below), as described below, and supersedes the change in control severance provisions in his offer letter, provided that the treatment of Mr. Meyercord’s equity awards will be governed by the terms of his offer letter to the extent such treatment is more favorable. With respect to Mr. Meyercord’s equity awards, under his offer letter, in the event Mr. Meyercord is terminated other than for Cause or with Good Reason within a Change in Control Period, he will be eligible to receive the full acceleration of vesting of all of the then outstanding equity awards, excluding unearned shares subject to performance awards where the performance targets have not yet been satisfied, unless otherwise set forth in the applicable grant agreement.

In the event of his death or permanent disability, Mr. Meyercord or his heirs will be entitled to receive (in addition to any other benefits to which they are entitled): (i) cash severance, either in connection with or not in connection with a change in control, as applicable, as if Mr. Meyercord had been terminated for convenience as of the date of his death or disability; and (ii) the acceleration of vesting of all then outstanding equity awards, excluding unearned shares subject to performance awards where the performance targets have not yet been satisfied, unless otherwise set forth in the applicable grant agreement. The terms of Mr. Meyercord’s performance awards that were outstanding as of the end of fiscal 2020 are described below under “—Equity Awards.”

The calculation of potential payments to Mr. Meyercord upon termination other than for Cause or with Good Reason or upon change in control is provided in the table under the heading “Estimated Payments upon Termination Without Cause or Upon Change in Control.”

Agreements with other NEOs

Extreme entered into employment offer letters with the NEOs (other than our CEO) setting forth their initial salary and target bonus opportunity and entitling them to benefits and, subject to Board approval, certain initial equity awards. In addition, the NEOs are entitled to certain change in control benefits, death and disability severance benefits and general severance benefits as described below. The offer letter with Mr. Thomas, entered into in November 2018, also provides for a one-time sign-on bonus of $100,000, which is subject to repayment in the event of his voluntary resignation or termination by the Company without cause, in either case, within two years of his commencement of employment, as well as certain severance benefits that are superseded by the Executive Severance Policy described below.

Separation Agreement with Robert Gault

In January 2020, we entered into a separation agreement with Robert Gault, pursuant to which he ceased serving as our Chief Revenue and Services Officer effective January 29, 2020, but continued providing transition services as an employee until March 1,

2020.  Pursuant to the separation agreement and subject to his release of claims against the Company and its affiliates, Mr. Gault became entitled to a lump sum cash payment of $25,000. In addition, subject to his provision of the transition services and his execution of an additional release of claims against the Company and its affiliates, Mr. Gault became be entitled to: (i) an additional lump sum cash payment of $400,000; (ii) a cash subsidy equivalent to 12 months of continued COBRA coverage, which cash subsidy was in the amount of $33,714; and (iii) 12 months of outplacement services, which Mr. Gault did not elect to utilize.

Executive Change in Control Plan

On February 8, 2006, the independent members of our Board, upon the recommendation of the Compensation Committee, approved the terms of an Executive Change in Control Severance Plan in order to ensure retention of key personnel and continuity of the business in the event of a change in control of the Company, which was most recently amended effective as of April 20, 2019. We refer to this plan, as amended and restated, as the “CiC Plan.” Messrs. Meyercord and Thomas are eligible to receive benefits under the CiC Plan.

For purposes of the benefits available under the CiC Plan, the executive death and disability benefits, the Executive Severance Policy and the Company’s equity awards, each as discussed below, a Change in Control is deemed to occur upon any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

•

the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

•

the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

•

a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the CiC Plan); provided, however, that to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A of the Code would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

The receipt of severance benefits under the CiC Plan is subject to the participant’s execution and delivery of a general release of claims in the prescribed form.

Cash Compensation and Benefits

Under the CiC Plan, severance benefits, health insurance and outplacement services are provided to a CiC Plan participant if the participant is terminated without Cause or resigns for Good Reason (each, as defined in the CiC Plan), during the period commencing three months prior to the signing of a definitive agreement that results in a Change in Control and ending on the 18-month anniversary of a Change in Control (the “Change in Control Period”). The amount of severance compensation that would be provided to a participant is equal to (i) the product of (x) 2 (in the case of Mr. Meyercord) or 1.5 (in the case of Messrs. Thomas and Gault) and (y) the sum of the participant’s then current base salary and target bonus and (ii) the participant’s target annual bonus for the fiscal year of termination, prorated based on the number of days employed during such year. In addition, the Company will pay to the participant a lump sum cash payment in an amount equal to the premiums the participant would have had to pay to continue healthcare coverage under COBRA for 24 months (in the case of Meyercord) or 18 months (in the case of Messrs. Thomas and Gault. The Company will also make available outplacement support for 24 months (in the case of Meyercord) or 18 months (in the case of Messrs. Thomas and Gault).

Equity Awards

The CiC Plan provides that, unless otherwise determined by the Compensation Committee at the time of grant, equity awards that are not assumed or otherwise continued by an acquirer will accelerate in full immediately prior to the Change in Control, with each performance-based equity award deemed achieved at the greater of target or actual achievement (with performance goals equitably adjusted if necessary to reflect a truncated performance period) unless otherwise provided in an applicable award agreement.

 In the event the acquirer assumes or otherwise continues a participant’s equity awards and the participant’s employment is terminated without Cause or the participant resigns for Good Reason during the Change in Control Period, each of the participant’s outstanding equity awards that, as of immediately prior to the participant’s separation from service, were scheduled to vest based solely upon the participant’s continued services shall be accelerated in full as of the date of the participant’s separation from service. Performance-based equity awards will accelerate in full, with the applicable performance goals deemed achieved, unless otherwise provided in an applicable award agreement, at the greater of target or actual achievement (with performance goals equitable adjusted if necessary, to reflect a truncated performance period). The terms of our NEOs’ performance-based awards are described in further detail below.

Section 280G of the Code

In the event that any payment or benefit received or to be received by a participant under the CiC Plan or otherwise would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payments as an excess parachute payment under Section 280G of the Code, the amount of such payments shall be reduced to that the amount which produces the greatest after-tax benefit to the participant. The CiC Plan does not provide for payment of any applicable excise tax by us or other “gross-up” payments to offset the impact of any applicable excise tax.

The estimated potential amounts payable to our NEOs are provided in the table under the heading “Estimated Payments Upon Termination Without Cause or Related to a Change in Control” below.

Executive Death and Disability Benefits

On February 10, 2015, the Compensation Committee approved a policy providing for a death and disability benefit for the Company’s executives, including our NEOs who were employees of the Company at such time. The Compensation Committee subsequently determined to discontinue this benefit for executives hired after May 4, 2016.  Prior to his termination in March 2020, Mr. Gault was entitled to this benefit; Mr. Meyercord’s death and disability benefit is as set forth in his offer letter described above. This policy provides that, in the event of an executive’s death or permanent disability, the executive or his or her estate will receive (in addition to any other benefits to which they are entitled): (i) cash severance, either in connection with or, not in connection with a change in control, as applicable, as if the executive had been terminated as of the date of his death or disability; and (ii) the acceleration of vesting of outstanding time-based unvested equity awards.

Executive Severance Policy

On February 11, 2014, the Compensation Committee adopted resolutions to provide the Company’s executives (except for Mr. Meyercord who has the severance benefits under his offer letter described above) with certain severance benefits upon a termination of their employment for convenience and other than in connection with a Change in Control of the Company, consisting of severance pay based upon base salary and continuation of certain benefits. On May 4, 2016, the Compensation Committee approved amendments to the executive severance policy, reducing the severance payment to 6.5 months’ base salary for employment terminations occurring after June 30, 2016. In addition to the severance payment, the Company provided: (i) provision of two months (or up to 6 months for Mr. Gault pursuant to his offer letter) of substantially similar health insurance benefits and at the same premium cost to the participant as in effect on the date of termination; and (ii) three months of outplacement services.  Subsequently, on January 14, 2020 the Compensation Committee adopted a resolution to amend the severance benefits, which apply only to direct reports of the Chief Executive Officer, to provide for severance pay of nine months’ base salary for executives with two years or less of service, 11 months’ base pay for executives with two to three years of service, and 12 months’ base pay for executives with three years or greater service.  In addition, executives are eligible to receive outplacement and COBRA benefits for the duration of the severance period, as well as payment of any bonus for completed performance periods.  The Company conditions the receipt of the severance benefits described above on the executive’s execution and delivery of a general release of claims in the prescribed form.

Equity Awards

The terms of certain equity awards made to NEOs may include provisions regarding acceleration of vesting, exercisability and settlement in the event of a Change in Control.

August 2018 PSUs

The performance targets have not been satisfied for the August 2018 PSUs during fiscal 2020.  Under the terms of the August 2018 PSU grant agreements, the performance target shall be deemed satisfied at target upon the closing of a Change in Control (within the meaning of the Company’s 2013 Equity Incentive Plan) in the event the per share consideration received by the Company’s stockholders equals or exceeds $10.00 per share; or in the event the consideration is less than $10 per share then the number of shares that shall be deemed to be earned on the Change of Control shall be determined by multiplying the number of PSUs at target by an achievement ratio.  The achievement ratio is the sum of the company’s earnings per share for the two fiscal quarters immediately preceding the change of control divided by $0.20.  Subsequently, the Compensation Committee of the Board approved, on November 7, 2019, the change in the denominator of this ratio from $0.20 to $0.09, due revision of the U.S. GAAP operating plan related to the Aerohive acquisition.

August 2018 PSOs

The performance targets have not been satisfied for the August 2018 PSOs during fiscal 2020.  Under the terms of the August 2018 PSO grant agreements, the performance target shall be deemed satisfied upon the closing of a Change in Control (within the meaning of the Company’s 2013 Equity Incentive Plan) in the event the per share consideration received by the Company’s stockholders equals or exceeds $10.00 per share.

August 2017 PSUs

The performance targets have not been satisfied for the August 2017 PSUs during fiscal 2020.  Under the terms of the August 2017 PSU grant agreements, the performance target shall be deemed satisfied at target upon the closing of a Change in Control (within the meaning of the Company’s 2013 Equity Incentive Plan) in the event the per share consideration received by the Company’s stockholders equals or exceeds $16.00 per share; or in the event the consideration is less than $16 per share then the amount of shares that shall be deemed to be earned on the Change of Control shall be determined by multiplying the number of PSUs at target by an achievement ratio.  The achievement ratio is the sum of the Company’s earnings per share for the two fiscal quarters immediately preceding the change of control divided by $0.32, which the Compensation Committee amended to $0.20 during fiscal 2019 following a revision to the U.S. GAAP operating plan due to the acquisition of the campus fabric and data center businesses from Avaya and Brocade respectively. Subsequently, the Compensation Committee of the Board approved, on November 7, 2019, the change in the denominator of this ratio from $0.20 to $0.09 following a revision to the U.S. GAAP operation plan due to the acquisition of Aerohive.  The August 2017 PSUs were forfeited in August 2020.

Amended and Restated 2013 Plan

Under our 2013 Plan, in the event that awards are not assume or substituted by the acquirer will accelerate in full immediately prior to the Change in Control, with each performance-based equity award deemed achieved at the greater of target or actual achievement (with performance goals equitably adjusted if necessary to reflect a truncated performance period) unless otherwise provided in an applicable award agreement.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:

For fiscal 2020, our last completed fiscal year:

•	the annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table as presented elsewhere in this proxy statement, was $5,157,263.
•	The annual total compensation for our median employee was $106,393.

Based on this information, for fiscal 2020, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of median employee was approximately 48-to-1. This pay ratio is a reasonable estimate based on our reasonable judgement and assumptions and calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.

To identify the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

o

We identified the employee with compensation at the median of the compensation of all our employees by considering our employee population as of June 30, 2020. We choose a new median employee for fiscal 2020 and included all of our employees inside and outside the U.S.

o

We determined our median employee based on a consistently applied compensation measure of annual base salary as of June 30, 2020 for salaried employees and hourly rate multiplied by estimated work schedule of June 30, 2020 for hourly employees.

o	Amounts paid in foreign currency were converted into United States dollars using June 30, 2020 exchange rates.

•

Using the foregoing methodology, we then calculated the median employee’s total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $106,393.

•	With respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table for Fiscal Year 2020.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards (cash bonuses), granted to our NEOs during fiscal 2020. For a narrative description of the various plan-based awards set forth in the following table, see the discussion above under the heading “Compensation Discussion and Analysis.”

		Estimated Future Payout Under Non Equity			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options		Exercise of Base Price Of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Incentive Plan (1)
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)
Edward B. Meyercord		$203,125	$406,250	$609,375
	8/28/2019						636,845	(3)	6.70	2,241,694
	8/28/2019				267,296	(4)				1,790,883
Remi Thomas		$79,688	$159,375	$239,063
	8/28/2019				149,371	(4)				1,000,786
Robert Gault		$106,250	$212,500	$318,750
	8/29/2019				149,371	(4)				1,000,786

(1)

Represents threshold, target and maximum payouts under the First Half Performance Period under the fiscal 2020 Extreme Incentive Plan as described above under “—Short-Term Cash Incentives—First Half Performance Period.”  Threshold and maximum payouts correspond to 50% and 150% of target, respectively.  The actual amount earned by each named executive officer under the First Half Performance Period is set forth in the Summary Compensation Table elsewhere in this Proxy Statement.

(2)	The grant date fair value is calculated in accordance with ASC Topic 718 and excludes the impact of estimated forfeitures related to service-based vesting conditions.
(3)

The option vested as to 1/4th of the shares subject to the option on August 28, 2020 and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to the NEO’s continued service through such dates.

(4)	These RSUs vested as to 1/3 of the units on August 28, 2020 and as to 1/12 of the award each quarter thereafter, subject to the NEO’s continued service through such dates.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding each unexercised option and all unvested stock awards held by each of our NEOs as of June 30, 2020:

		OPTIONS AWARDS							STOCK AWARDS
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Edward B. Meyercord		900,000	—	(2)			$2.51	5/8/2022
			—		330,200	(3)	6.40	8/29/2025
			636,845	(4)			6.70	8/28/2026
									12,219	(5)	$53,030
									57,946	(6)	$251,486
									267,296	(7)	$1,160,065
												219,828	(8)	$954,054
												139,000	(9)	$603,260
Remi Thomas									178,660	(10)	$775,384
Robert Gault	(11)

(1)	The market value of the share awards is based on the closing price of our common stock as of June 30, 2020, which was $4.34.
(2)

This performance-based stock option was based on the Company’s attainment of specific stock prices, where one-third of the shares will be earned, if at all, once the Company’s common stock has traded publicly for at least 30 consecutive trading days at a target closing price per share of at least $3.50; an additional one-third of the shares will be earned, if at all, once the Company’s common stock has traded publicly for at least 30 consecutive trading days at a target closing price per share of at least $4.50; and all remaining shares will be earned, if at all, upon the Company’s common stock trading publicly for at least 30 consecutive trading days at a target closing price per share of at least $5.50. Once the applicable stock price was achieved, the option was earned and thereafter vests over two years at 1/24th each month following the date upon which date the performance shares were earned, subject to the NEO’s continued service through such dates.  The performance thresholds for all of the shares subject to the performance option have been met.

(3)

These performance-based stock options are earned if the closing stock price of the Company’s common stock trades for 30 consecutive days at $10.00 or above during the performance period beginning August 31, 2018 and ending on August 31, 2021. If and when the PSOs are earned, they will vest as to 1/3rd of the shares subject thereto on August 31, 2019 and as to 1/12th of the shares thereto on each quarterly anniversary thereafter, with any shares that would have already been vested in accordance with the time-based vesting schedule vesting immediately when the PSOs are earned.

(4)

The option vested as to 1/4th of the shares subject to the option on August 31, 2020 and vests as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to the NEO’s continued service through such dates.

(5)	These RSUs vest in substantially equal quarterly installments ending on August 23, 2020, subject to the NEO’s continued service through such dates.
(6)	These RSUs vest in substantially equal quarterly installments ending on August 31, 2022, subject to the NEO’s continued service through such dates.
(7)	These RSUs vested as to 1/3 of the units on August 28, 2020 and vest as to 1/12th of the award each quarter thereafter, subject to the NEO’s continued service through such dates.

(8)

These PSUs were to become earned if the Company’s GAAP earnings per shares equals or exceeds $0.09 for two consecutive fiscal quarters during the period beginning August 23, 2017 and ending August 23, 2020. The PSUs were to vest as to 1/3rd of the shares subject thereto on August 23, 2018 and as to 1/12th of the shares thereto on each quarterly anniversary thereafter, provided that the PSUs would not begin vesting until earned, with any shares that would have already been vested in accordance with the time-based vesting schedule vesting immediately when the PSUs were earned. Such PSUs were forfeited as of August 23, 2020 as the performance condition had not been met as of such date.

(9)

These PSUs will become earned if the Company’s GAAP earnings per shares equals or exceeds $0.09 for two consecutive fiscal quarters during the period beginning August 31, 2018 and ending August 31, 2021. The PSUs will vest as to 1/3rd of the shares subject thereto on August 31, 2019 and as to 1/12th of the shares thereto on each quarterly anniversary thereafter, provided that the PSUs will not begin vesting until earned, with any shares that would have already been vested in accordance with the time-based vesting schedule vesting immediately when the PSUs are earned.

(10)	These RSUs vest in substantially equal quarterly installments ending on November 26, 2022, subject to the NEO’s continued service through such dates.
(11)	Mr. Gault had no outstanding options or stock awards on June 30, 2020.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning option exercises and vesting of common stock awards (either RSUs or PSUs) held by our NEOs during the fiscal year ended June 30, 2020.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Edward B. Meyercord	—	$—	151,607	$1,093,957
Remi Thomas	—	—	178,482	$1,085,322

(1)	Represents the amount realized based on the market price of our common stock on either the option exercise date or stock award vesting date.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of our NEOs that provide for payments or other benefits at, following, or in connection with retirement. We also do not have any defined contribution or other plan with any of our NEOs that provides for the deferral of compensation on a basis that is not tax-qualified.

Estimated Payments Upon Termination Without Cause or Upon Change in Control

We have entered into agreements and maintain certain plans and policies that entitle our NEOs to certain benefits in the event of (i) a termination of employment of an NEO other than for Cause or our CEO’s resignation for Good Reason, in either case, and not resulting from a Change in Control of the Company; (ii) a termination of employment of an NEO resulting from the death or disability of an NEO; (iii) a Change in Control; or (iv) a termination of employment of an NEO by the Company other than for Cause or by the NEO for Good Reason in connection with a Change in Control of the Company.

These agreements, plans and policies, including the circumstances that would trigger payments or the provision of other benefits, and material conditions and obligations applicable to the recipient of payments and benefits, are described in “Summary of Employment and Other Agreements” elsewhere in this “Executive Compensation” section.

The following table describes the potential payments that we would have been required to make to our NEOs upon: (i) a termination of employment of the NEO other than for Cause or a resignation of our CEO for Good Reason outside a Change in Control Period (which is the period of time commencing 3 months prior to the signing of a definitive agreement that results in a Change in Control and ending 18 months after a Change in Control); (ii) a Change in Control; (iii) a termination of employment of the NEO by the Company other than for Cause or by the NEO for Good Reason during a Change in Control Period; and (iv) a termination of employment of the NEO resulting from the death or disability of such NEO (both during and outside of a Change in Control Period); in each case, assuming such qualifying event(s) took place on June 30, 2020, under the assumptions set forth in the footnotes to the table. The amounts listed below do not include the payment of accrued salary or paid time off that would be due upon termination of employment and are not adjusted for any applicable tax withholding. Mr. Gault is not included in the table below as he terminated in March 2020.  The severance payments and benefits he received in connection with his termination are described elsewhere in this section under “—Summary of Employment and Other Arrangements—Separation Agreement with Robert Gault.”

Name	Potential Payments upon Termination Other than for Cause Outside of a Change in Control Period($)(1)		Potential Payments Following Change in Control ($)(2)		Potential Payments Upon Termination Other Than for Cause or a Resignation for Good Reason During Change in Control Period($)(3)		Potential Payments upon Termination as a Result of Death or Permanent Disability outside of a Change in Control Period($)(4)		Potential Payments Upon Termination as a Result of Death or Permanent Disability During Change in Control Period($)(5)
Edward B. Meyercord
Salary	$625,000	(6)	$—		$1,250,000	(7)	$625,000	(6)	$1,250,000	(7)
Bonus	—	(8)	—		2,437,500	(9)	—		2,437,500	(9)
Equity award vesting acceleration	930,678	(10)	1,464,581	(11)	1,464,581	(11)	1,464,581	(11)	1,464,581	(11)
Health and Welfare Benefits	26,904	(12)	—		53,808	(13)	—		—
Outplacement Benefits	—		—		18,000	(15)	—		—

Remi Thomas
Salary	$318,750	(6)	$—		$637,500	(7)	$—		$—
Bonus	63,750	(8)	—		796,875	(9)	—		—
Equity award vesting acceleration	—		1,423,655	(11)	1,423,655	(11)	—		1,423,655	(11)
Health and Welfare Benefits	20,178	(12)	—		40,356	(13)	—		—
Outplacement Benefits	9,100	(14)	—		18,000	(15)	—		—

(1)	Assumes termination without Cause for each NEO or, in the case of our CEO, a resignation for Good Reason, in each case, as of June 30, 2020, and not during a Change in Control Period.
(2)

Assumes a hypothetical Change in Control as of June 30, 2020, with no termination of employment during the Change in Control Period. Also assumes that the company acquiring us in the hypothetical change in control did not assume or substitute equivalent replacements for the outstanding equity awards of the participants in the CiC Plan.

(3)	Assumes a hypothetical Change in Control with termination without Cause or for Good Reason, in each case, as of June 30, 2020.
(4)	Assumes a termination due to death or permanent disability as of June 30, 2020, and not during a Change in Control Period.
(5)	Assumes a hypothetical Change in Control with a termination due to death or permanent disability, in each case, as of June 30, 2020.
(6)	Represents a lump sum cash payment equal to 12 months’ base salary for Mr. Meyercord and 9 months’ base salary for Mr. Thomas.
(7)	Represents a lump sum cash payment equal to 2x base salary for Mr. Meyercord and 1.5x base salary for Mr. Thomas.

(8)

Because there were no Board-approved Company performance targets in the quarter immediately preceding June 30, 2020, Mr. Meyercord would not have been eligible to receive a prorated bonus. For Mr. Thomas, the amount represents the bonus payout for the second half of fiscal 2020.

(9)	Represents 2x target bonus for Mr. Meyercord, 1.5x target bonus for Mr. Thomas, and for both NEOs, an additional 1x target bonus representing the prorated target bonus as of fiscal year end.
(10)

Represents an additional 12 months accelerated vesting of all time-based equity awards. Assumes a price per share of our common stock equal to $4.34, the closing market price on June 30, 2020. In the case of RSUs, the amount represents the aggregate value of all shares that would be accelerated. In the case of stock options, the amount represents any positive aggregate spread (i.e., any positive difference between the exercise price and the closing price of our common stock on June 30, 2020) with respect to all options that would be accelerated.  However, our NEOs did not hold any unvested options with intrinsic value as of June 30, 2020.

(11)

Represents full accelerated vesting of all time-based equity awards, assuming the acquiring entity did not assume or substitute equivalent replacement of for the outstanding awards upon a Change in Control. Assumes a price per share of our common stock equal to $4.34, the closing market price on June 30, 2020. In the case of RSUs, the amount represents the aggregate value of all shares that would be accelerated. In the case of stock options, this amount represents any positive aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on June 30, 2020) with respect to all options that would be accelerated. However, our NEOs did not hold any unvested options with intrinsic value as of June 30, 2020.  No amounts are included with respect to the PSUs and PSOs granted in August 2018 as no shares would have been earned upon a Change in Control as of June 30, 2020 assuming the per share consideration paid to our stockholders was equal to the closing stock price on June 30, 2020.

(12)	Represents the cost of COBRA premiums for 12 months for Mr. Meyercord and nine months for Mr. Thomas.
(13)	Represents the cost of COBRA premiums for 24 months for Mr. Meyercord and 18 months for Mr. Thomas.
(14)	Represents Company-paid outplacement services for nine months.
(15)	Represents Company-paid outplacement services for 24 months for Mr. Meyercord and 18 months for Mr. Thomas.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the compensation agreements and other arrangements described under the sections entitled “Executive Compensation and Other Matters” of this proxy statement and “Directors Compensation” of this proxy statement and as set forth below, during fiscal year 2020, there was not, nor is there currently proposed, any transaction or series of similar transactions to which the Company is or will be a party: (i) in which the amount involved exceeded or will exceed $120,000; and (ii) in which any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

Our Code of Business Conduct and Ethics provides guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between us and our executive officers or directors.

In addition, in order to formalize our policies and procedures for the review, approval or ratification, and disclosure of related person transactions, our Audit Committee has adopted a Related Person Transaction Policy. The policy generally provides that the Audit Committee (or another committee comprised solely of independent directors) will review, approve in advance or ratify, all related person transactions between the Company and any director, any nominee for director, any executive officer, any beneficial owner of more than 5% of our shares, or any immediate family member of any of the foregoing individuals. Under the policy, some ordinary course transactions or relationships are not required to be reviewed, approved or ratified by the Audit Committee, including, among other things, the following transactions: (i) compensation arrangements with directors and executive officers resulting solely from their service on the Board or as executive officers, so long as such arrangements are disclosed in our filings with the SEC or, if not required to be disclosed, are approved by our Compensation Committee; and (ii) indirect interests arising solely from a related person’s service as a director and/or owning, together with all other related persons, directly or indirectly, less than a 10% beneficial ownership interest in a third party (other than a partnership) which has entered into or proposes to enter into a transaction with us. We have various procedures in place to identify potential related person transactions including notice requirements, and the Audit Committee works with our management in reviewing and considering whether any identified transactions or relationships are covered by the policy.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans pursuant to which we issue our common stock to officers and other employees, directors and consultants. These are the 2013 Plan and the 2014 Employee Stock Purchase Plan, which have been approved by our stockholders. The 2013 Plan was adopted by our Board in October 2013, and was approved by our stockholders in November 2013, replacing our prior equity compensation plans. The 2014 Employee Stock Purchase Plan was adopted by our Board in May 2013 and approved by our stockholders in November 2014, superseding the 1999 Employee Stock Purchase Plan.

The following table provides information as of as of June 30, 2020 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing compensation plans, plus certain equity awards that the Company assumed in connection with the Company’s acquisition of Enterasys. In August 2019, the Company also assumed certain restricted stock unit awards in connection with its acquisition of Aerohive Networks, Inc.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans not approved by security holders	1,102,338	(1)	$5.30	—
Equity compensation plans approved by security holders	9,245,458	(2)	$4.87	20,554,181	(4)
Totals	10,454,640			20,554,181

(1)

This amount consists of 568,584 options that were outstanding under the Enterasys 2013 Stock Plan that the Company assumed in connection with the acquisition of Enterasys on October 31, 2013 and 533,784 RSUs that were outstanding under the Aerohive Networks, Inc. 2014 Equity Incentive Plan that the Company assumed in connection with the acquisition of Aerohive Networks on August 9, 2019.  For more information on the Enterasys 2013 Stock Plan and the Aerohive Networks, Inc. 2014 Equity Incentive Plan, see Note 12 to our consolidated financial statements in our Form 10-K for the fiscal year ended June 30, 2020.

(2)

Includes 2,353,633 shares issuable upon exercise of outstanding options and 6,001,583 shares issuable upon vesting of outstanding RSUs granted and 890,242 maximum shares issuable in respect of PSUs granted under the 2013 Plan.

(3)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(4)

Includes 13,190,441 shares available for future issuance under the 2013 Plan and 7,363,740 shares available for future issuance under the 2014 Employee Stock Purchase Plan (of which 1,450,260 shares were issued with respect to the purchase period in effect as of June 30, 2020, which purchase period ended on August 15, 2020).

NON-GAAP MEASURES OF FINANCIAL PERFORMANCE

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles, (“GAAP”), the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP net revenue, non-GAAP gross margin, non-GAAP operating income and non-GAAP earnings per diluted share.

Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this proxy statement can be found in the tables below.

Non-GAAP measures presented in this proxy statement are not in accordance with or alternative measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

The Company believes these non-GAAP measures when shown in conjunction with the corresponding GAAP measures enhance investors’ and management’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future, including cash flows available to pursue opportunities to enhance stockholder value.  In addition, because Extreme Networks has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.

For its internal planning process, and as discussed further below, the Company’s management uses financial statements that do not include stock-based compensation expense, acquisition and integration costs, acquired inventory adjustment, amortization of intangibles, inventory valuation adjustments, restructuring charges, loss on lease contracts, and certain income tax adjustments. The Company’s management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company’s financial results.

As described above, the Company excludes the following items from one or more of its non-GAAP measures when applicable.

Stock-based compensation. This expense consists of expenses for stock options, restricted stock and employee stock purchases through its Employee Stock Purchase Plan. The Company excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing cash requirement related to operating results. The Company expects to incur stock-based compensation expenses in future periods.

Acquired inventory adjustments. Purchase accounting adjustments relating to the mark up of acquired inventory to fair value less disposal costs.

Acquisition and integration costs. Acquisition and integration costs consist of specified compensation charges, software charges, legal and professional fees related to the acquisition of Aerohive in fiscal 2020 and the acquisition of the Campus Fabric and Data Center Businesses in fiscal 2018.  The Company excludes these expenses since they result from an event that is outside the ordinary course of continuing operations.

Amortization of intangibles. Amortization of intangibles includes the monthly amortization expense of acquired intangible assets such as developed technology, customer relationships, trademarks and order backlog. The amortization of the developed technology intangible is recorded in product cost of goods sold, while the amortization for the other intangibles are recorded in operating expenses. The Company excludes these expenses since they result from an intangible asset and for which the period expense does not impact the operations of the business and are non-cash in nature.

Inventory valuation adjustments. Adjustments relating to the mark down of inventory due to duplication of products lines with acquisition of Aerohive net of recoveries on the sale of inventory marked down in previous quarters.

Restructuring charges, net of reversals. Restructuring charges primarily consist of severance costs for employees which have no benefit to continuing operations and impairment of right-of-use assets, long-lived assets and other charges related to excess facilities. The Company excludes restructuring expenses since they result from events that occur outside of the ordinary course of continuing operations.

Loss on lease contracts. The loss on lease contracts refers to leased facilities to which the Company has a contractual obligation but will not receive a future financial benefit.

Income tax adjustments. Income tax adjustment relates to a tax benefit resulting from changes introduced by tax reform related to US net operating losses allowing the release of US valuation allowance as well as a separate tax benefit resulting from the release of a foreign valuation allowance given anticipated future profitability.

We do not reflect a tax effect associated with the non-GAAP operating adjustments as the adjustments are primarily related to the US entity which has a full valuation of various loss carryforward tax attributes.

EXTREME NETWORKS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except percentages and per share amounts)
(unaudited)

Non-GAAP Revenues	Year Ended
	June 30, 2020	June 30, 2019
Revenues - GAAP Basis	$948,019	$995,789
Revenues - non-GAAP Basis	$948,019	$995,789

Non-GAAP Gross Margin	Year Ended
	June 30, 2020	June 30, 2019
Gross profit - GAAP Basis	$517,839	$551,235
Gross margin - GAAP Basis percentage	54.6%	55.4%
Adjustments:
Stock-based compensation expense	2,860	2,483
Acquired inventory adjustments	7,303	—
Acquisition and integration costs	2,169	1,752
Amortization of intangibles	26,430	19,222
Inventory valuation adjustments	3,677	5,334
Total adjustments to GAAP gross profit	$42,439	$28,791
Gross profit - non-GAAP	$560,278	$580,026
Gross margin - non-GAAP percentage	59.1%	58.2%

Non-GAAP Operating Income	Year Ended
	June 30, 2020	June 30, 2019
GAAP operating loss	$(98,899)	$(14,726)
GAAP operating loss percentage	(10.4)%	(1.5)%
Adjustments:
Stock-based compensation expense, cost of revenues	2,860	2,483
Stock-based compensation expense, R&D	10,324	10,443
Stock-based compensation expense, S&M	11,914	11,747
Stock-based compensation expense, G&A	12,265	8,224
Inventory valuation adjustments	3,677	5,334
Acquisition and integration costs	34,242	5,196
Restructuring charges, net of reversals	22,011	5,090
Acquired inventory adjustments	7,303	—
Amortization of intangibles	34,855	25,568
Loss on lease contracts	—	1,288
Total adjustments to GAAP operating loss	$139,451	$75,373
Non-GAAP operating income	$40,552	$60,647
Non-GAAP operating income percentage	4.3%	6.1%

Non-GAAP Net Income	Year Ended
	June 30, 2020	June 30, 2019
GAAP net loss	$(126,845)	$(25,853)
Adjustments:
Stock-based compensation expense	37,363	32,897
Inventory valuation adjustments	3,677	5,334
Acquisition and integration costs	34,242	5,196
Restructuring charges, net of reversal	22,011	5,090
Acquired inventory adjustments	7,303	—
Amortization of intangibles	34,855	25,568
Loss on lease contracts	—	1,288
Income tax	—	(7,770)
Total adjustments to GAAP net loss	$139,451	$67,603
Non-GAAP net income	$12,606	$41,750

Earnings per share
Non-GAAP net income per share-diluted	$0.10	$0.35

Shares used in net income per share-diluted
Non-GAAP shares used	122,233	120,714

REPORT OF THE COMPENSATION COMMITTEE

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Securities and Exchange Commission’s Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Charles P. Carinalli, Chairman

John C. Shoemaker

Edward H. Kennedy

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Extreme Networks, Inc. (the “Company”) oversees the quality of the Company’s financial statements and its financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies, and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing opinions on the Company’s annual financial statements and its internal control over financial reporting as of the end of the fiscal year. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside of the Company from whom the Audit Committee receives information and the accuracy of the financial and other information provided to the Audit Committee.

The current members of the Audit Committee are Raj Khanna, Kathleen M. Holmgren, and Edward H. Kennedy. Each member of the Audit Committee has been determined by the Board to be independent for purposes of the Nasdaq Marketplace Rules and the rules of the U.S. Securities and Exchange Commission (the “SEC”) as these rules apply to audit committee members. The Board has determined that Mr. Khanna and Mr. Kennedy are “audit committee financial experts,” as defined in the rules of the SEC.

The Audit Committee has discussed and reviewed with the Company’s independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, SEC rules and other professional standards. The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, consistent with Ethics and Independence Rule 3526 of the Public Company Accounting Oversight Board, “Communication with Audit Committee Concerning Independence,” discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence.

The Audit Committee discussed with the Company’s independent auditor the overall scope and plans for the audit. The Audit Committee meets with the Company’s independent auditors, with and without the Company’s management present, to discuss the results of their audit of the Company’s financial statements and its internal control over financial reporting as of the end of the fiscal year, the Company’s internal audits, and the overall quality of the Company’s financial reporting. Additionally, the Audit Committee has discussed and reviewed with the Company’s management the audited financial statements and management’s report on internal control over financial reporting as of the end of the fiscal year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020, for filing with the SEC. The Audit Committee and the Board have also recommended ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2021.

AUDIT COMMITTEE

Raj Khanna, Chairman

Edward H. Kennedy

Kathleen M. Holmgren

The foregoing Audit Committee Report shall not be deemed to be filed or incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than May 25, 2021. Stockholder proposals not intended to be included in our proxy materials may be brought before an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the SEC and under our bylaws. Under our bylaws, in order for a stockholder proposal to be properly brought before the 2021 annual meeting, the proposal must be timely and be received at our principal executive offices, addressed to the Corporate Secretary, not earlier than July 8, 2021 and not later than August 7, 2021, which, respectively, are 120 days and 90 days prior to the one-year anniversary of the 2020 Annual Meeting. In the event that the date of the 2021 annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to the 2021 annual meeting or the 10th day following the date on which public disclosure of the date of such meeting is first made by us. Under our bylaws, in order for a stockholder director nomination to be properly brought before the 2021 annual meeting, the nomination must be timely and be received at our principal executive offices, addressed to the Corporate Secretary, not earlier than July 8, 2021 and not later than August 7, 2021, which, respectively, are 120 days and 90 days prior to the one-year anniversary of the 2020 Annual Meeting. In the event that the date of the 2021 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the nomination by the stockholder to be timely must be received not later than the close of business on the later of the 90th day prior to the 2021 annual meeting or the 10th day following the date on which public disclosure of the date of such meeting is first made by us. Stockholder proposals should be sent to our Corporate Secretary at the Company’s corporate headquarters.

If a stockholder proposal is brought before the 2021 annual meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, in several circumstances, including if we provide information in the proxy statement for the meeting (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, we know of no business that will be conducted at the 2020 Annual Meeting, other than as described in this Proxy Statement. If any other matter is properly brought before the 2020 Annual Meeting, or any adjournment or postponement of the 2020 Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy on such matters in their discretion.

DELIVERY TO STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Extreme Networks stock, but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials or a single notice as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at our corporate headquarters at Extreme Networks, Inc., 6480 Via Del Oro, San Jose California 95119, or call Stan Kovler, our Vice President of Corporate Strategy and Investor Relations, at (919) 595-4196, and we will promptly send you what you have requested. If you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations firm at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about us by one of the following methods:

1. Our home page on the Internet, located at http://www.ExtremeNetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC.

2. To have information such as our latest quarterly earnings release, 2020 Annual Report, or Quarterly Report on Form 10-Q mailed to you without charge, please contact Stan Kovler, our Vice President of Corporate Strategy and Investor Relations, at (919) 595-4196.

For other questions that you wish to direct via telephone, you may contact our Stan Kovler, our Vice President of Corporate Strategy and Investor Relations, at (919) 595-4196.

Should you wish to send correspondence, you may send it to (1) our Investor Relations department or our Corporate Secretary, or (2) if you wish for your correspondence to directly reach our Board, you may send it to our Chairman of the Board, who has been selected by our independent directors to receive, distribute and arrange responses for communications from our stockholders to our Board.

Any correspondence should be sent to our Company headquarters at:

Extreme Networks, Inc.

6480 Via Del Oro

San Jose, California 95119

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://investor.extremenetworks.com.

BY ORDER OF THE BOARD OF DIRECTORS

Katayoun (“Katy”) Motiey

Chief Administrative and Sustainability Officer and Corporate Secretary

VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery  of information up until 11:59 p.m. Eastern Time the day before the cut-off date  or meeting date. Have your proxy card in hand when you access the web site  and follow the instructions to obtain your records and to create an electronic  voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/EXTR2020  You may attend the meeting via the Internet and vote during the meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have  your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  EXTREME NETWORKS, INC.  6480 VIA DEL ORO  SAN JOSE, CA 95119  D24031-P44150  For All  Except  For  All   Withhold  All  To withhold authority to vote for any individual  nominee(s), mark "For All Except" and write the  number(s) of the nominee(s) on the line below.  EXTREME NETWORKS, INC.   The Board of Directors recommends you vote FOR the following:  !  !  !  1. Elect seven directors to the Board of Directors for a one-year term:   Nominees:   01) Charles P. Carinalli   02) Kathleen M. Holmgren   03) Rajendra Khanna   04) Edward H. Kennedy   05) Edward B. Meyercord   06) John C. Shoemaker   07) Ingrid J. Burton  Abstain  For   Against  The Board of Directors recommends you vote FOR proposals 2, 3 and 4.  !  !  !  2. Advisory vote to Approve Executive Compensation.  !  !  !  3. Ratify the Appointment of Independent Auditors for the Fiscal Year ending June 30, 2021.  !  !  !  4. Ratify Amendment No. 8 to the Company's Amended and Restated Rights Agreement to extend the agreement until May 31, 2021.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,  administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  D24032-P44150  EXTREME NETWORKS, INC.  Proxy for the Annual Meeting of Stockholders  To be held on Thursday, November 5, 2020 11:00 AM EST  Solicited by the Board of Directors  The undersigned hereby appoints Ms. Katayoun Motiey and Mr. Remi Thomas, and each of them, with full power of substitution,  to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware Corporation,  which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of Extreme Networks, Inc. to be held at www.virtualshareholdermeeting.com/EXTR2020, on Thursday, November 5, 2020 at 11:00 AM Eastern time, and at any adjournment  or postponement thereof (1) as hereby specified on the proposals listed on the reverse side and as more particularly described in Extreme Networks, Inc.'s Proxy Statement dated September 22, 2020 ("Proxy Statement"), receipt of which is hereby acknowledged,  and (2) in their discretion upon other such matters as may properly come before the meeting.  Our Board of Directors recommends a vote "FOR" each of the nominees in proposal 1 and "FOR" proposals 2, 3, and 4. Stockholders of record at the close of business on September 14, 2020 are entitled to notice of, and to vote at, this meeting  and any adjournment or postponement thereof. Commencing ten days prior to the meeting, a complete list of stockholders  entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our corporate offices located at 6480 Via Del Oro, San Jose, CA 95119.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this  proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side